UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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PHYSICIANS REALTY TRUST
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 24, 2016

To the Shareholders of Physicians Realty Trust:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Physicians Realty Trust to be held on Thursday, May 5, 2016 at 10:00 a.m., Central Daylight Time, at The Pfister Hotel located at 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The proxy statement provides information about Physicians Realty Trust in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your common shares will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card by following the instructions included in the proxy statement. All shareholders who attend the meeting may be required to present valid picture identification, such as a driver’s license or a passport. We hope you are able to join us on May 5.

Sincerely,

Governor Tommy G. Thompson
Chairman of the Board

IMPORTANT

A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked. Please note, however, that if your common shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a legal proxy issued in your name.

IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES

Physicians Realty Trust
309 N. Water Street
Suite 500
Milwaukee, Wisconsin 53202

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Physicians Realty Trust:

Notice is hereby given that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), will be held on Thursday, May 5, 2016 at 10:00 a.m., Central Daylight Time, at The Pfister Hotel located at 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the following purposes:

1.	To elect seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To cast a non-binding advisory vote on the compensation paid by the Company to the Company’s named executive officers.

4.	To cast a non-binding advisory vote on the frequency of casting future votes on the compensation paid by the Company to the Company’s named executive officers.

5.	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.
The preceding items of business are more fully described in the Proxy Statement accompanying this Notice of the Annual Meeting. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The Board of Trustees has fixed the close of business on March 1, 2016 as the record date for identifying those shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting. On or about March 24, 2016, the Company mailed or made available on the Internet this Notice, the Proxy Statement and the Company’s 2015 Annual Report to shareholders.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote as soon as possible. For specific instructions on how to vote your common shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting.”

All shareholders are cordially invited to attend the Annual Meeting in person. If as of the close of business on the record date, your common shares were registered directly in your name, then you received this Proxy Statement by regular mail and you may cast your vote by mail by following the instructions on the enclosed proxy card.  If as of the close of business on the record date, your common shares were not held directly in your name but rather were held in an account with a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of common shares held in “street name,” and a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials on the Internet was sent to you by that intermediary. You may cast your vote by mail, the telephone or over the Internet by following the instructions in the Notice.

Thank you for your ongoing support of Physicians Realty Trust.

By Order of the Board of Trustees of Physicians Realty Trust

John T. Thomas
Chief Executive Officer, President and Trustee
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2016

Our Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2015 Annual Report
are available on the following website: www.investorvote.com/DOC

Physicians Realty Trust
309 N. Water Street, Suite 500
Milwaukee, Wisconsin 53202
(414) 367-5600

PROXY STATEMENT

The Board of Trustees (“Board”) of Physicians Realty Trust, a Maryland real estate investment trust (“we,” “us,” “Physicians Realty” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company to be held at The Pfister Hotel located at 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 on Thursday, May 5, 2016 at 10:00 a.m., Central Daylight Time, and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This proxy statement and the accompanying Notice and Form of Proxy are first being mailed or made available on the Internet to shareholders on or about March 24, 2016.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

How is the Company distributing proxy materials?

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2016

Our Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2015 Annual Report
are available on the following website: www.investorvote.com/DOC

In accordance with SEC rules, we have elected to mail our proxy materials to the record holders of our common shares while also furnishing our proxy materials to our shareholders over the Internet and we have instructed brokers, banks and similar intermediary organizations to provide to the beneficial shareholders that hold their common shares in “street name” (other than those beneficial shareholders who previously requested printed copy delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials online (the “Notice”).

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. If you receive the Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form free of charge on a one-time or on-going basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this proxy statement, our proxy materials include our 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”).  Copies of the Form 10-K, as well as other periodic filings by the Company with the Securities and Exchange Commission (the “SEC”), also are available in the Investor Relations section of our website (www.docreit.com) under the tab “SEC Filings”. The information included in our website is not incorporated herein by reference.

What proposals will be voted on at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•	The election of seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	The approval on a non-binding advisory basis of the compensation paid to the Company’s named executive officers; and

•	The approval on a non-binding advisory basis of the frequency of an advisory vote on executive compensation.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” the election of seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified (Proposal 1);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);

•	“FOR” the approval of executive compensation (Proposal 3); and

•	“ONE YEAR” as the desired frequency of the advisory vote on executive compensation (Proposal 4).

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, John T. Thomas, Jeffrey N. Theiler and  John W. Lucey, or any of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the 2016 Annual Meeting.

Who is entitled to vote?

Shareholders of record at the close of business on March 1, 2016 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 108,596,965 of our common shares outstanding.  Each common share is entitled to one vote on all matters being considered at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a registered shareholder and holding shares in street name?

If your common shares are owned directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a registered holder of those common shares.

If your common shares are held by a broker, bank or nominee, you hold those common shares in street name. Your broker, bank or other nominee will vote your common shares as you direct.

How do I vote?

Whether you hold shares as the shareholder of record or in street name, you may direct how your shares are voted without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted.

Shareholders of Record. As a shareholder of record, you may vote in person at the meeting, send a representative to the meeting with a signed proxy to vote on your behalf, or vote by submitting a proxy by completing, signing and dating a proxy card and mailing it in the accompanying pre-addressed envelope in accordance with the instructions included on your proxy card.

Beneficial (“Street Name”) Shareholders. The broker, bank or similar intermediary that holds your common shares in an account is considered to be the holder of record for purposes of voting at the meeting.  As a beneficial owner, you have the right to direct the intermediary how to vote the common shares held in your account. You may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the Notice, including by submitting a voting form provided to you by such intermediary. If you wish to vote at the meeting, you must obtain a legal proxy issued in your name from the broker, bank or nominee that holds your common shares giving you the right to vote the common shares.

You can ensure your vote is cast at the meeting by completing, signing, dating and returning your proxy card or voting form. Your vote will be cast in accordance with the instructions included on a properly signed and dated proxy card or voting form.

If you do not return a signed proxy card or voting form (or, if you are a beneficial owner, otherwise submit your vote in accordance with the instructions provided in the Notice) or attend the Annual Meeting in person or by representative and vote, no vote will be cast on your behalf. The proxy card indicates on its face the number of common shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your proxy card or your Notice and voting form, as applicable, to indicate how your vote is to be cast.

If you return your signed proxy but do not indicate your voting preferences, your common shares will be voted on your behalf as follows:

•	“FOR” election of seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified (Proposal 1);

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);

•	“FOR” the approval of executive compensation (Proposal 3); and

•	“ONE YEAR” as the desired frequency of the advisory vote on executive compensation (Proposal 4).

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions (including a voting form) to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your common shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - To elect seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified	Majority of Votes Cast	No

Proposal 2 - The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016	Majority of Votes Cast	Yes

Proposal 3 - The approval of executive compensation	Majority of Votes Cast	No

Proposal 4 - The approval on an advisory basis of the frequency of an advisory vote on executive compensation.	Majority of Votes Cast	No

With respect to Proposal 1, which is an uncontested election, the vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. You may vote “FOR” each nominee or “WITHHOLD” your vote as to each nominee. Each nominee receiving more “FOR” votes than “WITHHOLD” votes will be elected. Proxies may not be voted for more than seven trustees and shareholders may not cumulate votes in the election of trustees.

With respect to Proposal 2, the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Votes cast does not include abstentions, and therefore, abstentions will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum.  Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter.  You may vote “FOR”, “AGAINST” or “ABSTAIN.” The Company’s bylaws do not require that the shareholders ratify the selection of the Company’s independent registered public accounting firm. However, the Company is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its shareholders.

With respect to Proposal 3, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for approval of executive compensation. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. You may vote “FOR”, “AGAINST” or “ABSTAIN.”

With respect to Proposal 4, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for approval of one of the alternatives of every year, every two years or every three years on the frequency of the advisory vote on executive compensation. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. You may vote “1 YEAR”, “2 YEARS”, “3 YEARS” or “ABSTAIN”.

If your common shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposal 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Is cumulative voting permitted for the election of trustees?

No. The Company’s declaration of trust and bylaws do not permit cumulative voting at any election of trustees.

How are proxies solicited?

The costs and expenses of soliciting proxies from shareholders will be paid by the Company. Employees, officers and trustees of the Company may solicit proxies. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common shares.

What is householding?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding”, permits us to realize significant cost savings and reduces the amount of duplicate information shareholders receive. In accordance with notices sent to shareholders sharing a single address, we are sending only one set of proxy materials (or one Notice, if applicable) to that address unless we have received contrary instructions from a shareholder at that address. Any shareholders who object to, or wish to begin, householding may notify the Secretary orally or in writing at the telephone number or address, as applicable, set forth herein. In addition, shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future may also notify the Secretary orally or in writing at the telephone number or address, as applicable, set forth herein. We will deliver promptly an individual copy of the proxy materials (or one Notice, if applicable) to any shareholder who revokes its consent to householding upon our receipt of such revocation.

Who counts the votes?

Computershare Trust Company, N.A., our transfer agent, will act as inspector of elections and certify the voting results.

How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 11, 2016. The Form 8-K will be available at our website (www.docreit.com) under the tab “SEC Filings” and on the SEC’s website at http://www.sec.gov.

What do I need to do if I would like to attend the Annual Meeting?

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license, when you arrive. If you hold your common shares in “street name”, typically through a brokerage account, you also will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common shares held in street name in person at the meeting, you must bring with you a legal proxy in your name from the broker, bank or other nominee that holds your common shares.

For directions to the Annual Meeting, you may visit our website at www.docreit.com or call us at (414) 367-5600.

What is the deadline for shareholder proposals for the 2017 Annual Meeting?

The deadline for submitting a shareholder proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is November 24, 2016.  Such proposals must comply with SEC regulations under Rule 14a-18 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In addition, our bylaws contain additional advance notice requirements for shareholders who wish to present a proposal, including shareholder nominees for election to the Board, before an annual meeting of shareholders (and not pursuant to Rule 14a-8 of the Exchange Act).  According to our bylaws, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws require the shareholder to provide notice to the Secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date our proxy statement is released to our shareholders for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than October 25, 2016 and no later than November 24, 2016.  However, if we hold our 2017 Annual Meeting of Shareholders more than 30 days from the first anniversary of this year’s Annual Meeting, then in order for notice by the shareholder to be timely, such notice must be delivered not less than 120 days nor more than 150 days prior to the date of the 2017 Annual Meeting, as originally convened,  or the 10th day following the date on which public announcement of the date of the 2017 Annual Meeting is first made.

A shareholders’ notice must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

All notices of proposals by shareholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Physicians Realty Trust, Board c/o Office of the Secretary, 309 N. Water Street, Suite 500, Milwaukee, WI 53202.

PROPOSAL 1

ELECTION OF TRUSTEES

Board of Trustees and Nominees

The Board currently consists of seven trustees and the term of all of the trustees expires at the Annual Meeting. Upon recommendation of the compensation and nominating governance committee, the Board has proposed that the following seven nominees be elected to the Board at the Annual Meeting, each of whom will hold office for a one-year term until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified: John T. Thomas, Governor Tommy G. Thompson, Stanton D. Anderson, Mark A. Baumgartner, Albert C. Black, Jr., William A. Ebinger, M.D. and Richard A. Weiss. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. The proxies solicited by this proxy statement may not be voted for more than seven nominees.  Biographical information about each of the nominees is provided below.

Required Vote

Pursuant to our bylaws, in uncontested elections (which is the case for the Annual Meeting), the nominees for election to the Board who receive a majority of all of the votes cast for the election of trustees shall be elected trustees. Each nominee receiving more “FOR” votes than “WITHHOLD” votes will be elected. Proxies may not be voted for more than seven trustees and shareholders may not cumulate votes in the election of trustees. With respect to Proposal 1, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum.

In accordance with our bylaws and corporate governance guidelines, if an incumbent trustee who is nominated for election to the Board fails to receive the required number of votes for re-election, the trustee is required to tender his or her resignation promptly following the Annual Meeting; in which case, within 90 days following certification of the shareholder vote, the compensation and nominating governance committee will determine whether to recommend that the Board accept the trustee’s resignation, and upon submission of the compensation and nominating governance committee’s recommendation to the Board, the Board will decide and act on the matter in its discretion. The compensation and nominating governance committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a trustee’s resignation. In general, any trustee who tenders his or her resignation will not participate in the compensation and nominating governance committee recommendation or Board action regarding whether to accept the resignation offer. The Company will disclose promptly the Board’s decision regarding whether to accept or reject the trustee’s resignation offer and its rationale for such decision in a Current Report on Form 8-K.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as trustee at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. If elected at the Annual Meeting, each of the nominees would serve a one-year term until the 2017 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Information Regarding the Nominees

The following table sets forth certain information as of the Record Date concerning our nominees:

Name	Age	Position
John T. Thomas	49	President and Chief Executive Officer and Trustee
Tommy G. Thompson	74	Trustee, Non-Executive Chairman of the Board
Stanton D. Anderson	75	Trustee
Mark A. Baumgartner	60	Trustee
Albert C. Black, Jr.	56	Trustee
William A. Ebinger, M.D.	61	Trustee
Richard A. Weiss	69	Trustee

The following are biographical summaries of the experience of our nominees.

Name	Biographical Summary
John T. Thomas
Mr. Thomas is our President and Chief Executive Officer and serves on our Board and is a member of the finance and investment committee. Mr. Thomas has been an executive officer and trustee since our organization in April 2013. Mr. Thomas was the Executive Vice President-Medical Facilities Group for Health Care REIT Inc. (NYSE: HCN, now known as Welltower, Inc.) from January 2009 to July 2012 where his group was responsible for growing total net investments for HCN’s medical facilities division, including hospitals, medical office buildings, and life science research facilities, from $2.3 billion in assets to approximately $5 billion. During that three and a half year time frame, Mr. Thomas’ group expanded HCN’s medical office building portfolio from 128 properties to 210 properties with rentable square feet growing from 5.6 million to 13 million and the percentage of medical office buildings affiliated with healthcare delivery systems growing from 62% to approximately 90%, while occupancy for the medical office buildings improved from 90% to almost 94% during this period. The medical facilities division’s annualized net operating income increased from $131 million in 2008 to more than $350 million while Mr. Thomas led HCN’s medical facilities division. From July 2012 to July 2013, Mr. Thomas was self-employed as a healthcare consultant and lawyer. Mr. Thomas has relationships with over 25 national operators and healthcare delivery systems with whom he has worked to develop and acquire healthcare facilities occupied by these healthcare delivery systems and operators. Prior to HCN, Mr. Thomas served as President, Chief Development Officer and Business Counsel of Cirrus Health from August 2005 to December 2008, where he led efforts to acquire and manage four hospitals and an endoscopy center, as well as efforts to develop other facilities. From October 2000 to July 2005, he served as Senior Vice President and General Counsel for Baylor Health Care System in Dallas, Texas. As General Counsel for Baylor Health Care System, he was responsible for legal and government affairs. Mr. Thomas has been recognized for his team’s advocacy work on Texas H.B. 3 and Proposition 12, the 2003 Texas legislative and constitutional amendment efforts to increase patient access to physicians and care through reforms to Texas’ medical malpractice laws. He was also co-founder and chairman of the Coalition for Affordable and Reliable Healthcare, a national coalition to reform medical malpractice laws through federal legislation. Mr. Thomas has testified before the Ways and Means Committee and Energy and Commerce Committee of the U.S. House of Representatives and a sub-committee of the U.S. Senate’s Homeland Security Committee, all related to health care policy. From April 1997 to October 2000, he served as General Counsel and Secretary for Unity Health System, a five hospital division of the Sisters of Mercy Health System in St. Louis, MO, where he oversaw legal affairs for the healthcare delivery system and its operating subsidiaries.

Mr. Thomas began his career as a tax lawyer at Milbank, Tweed, Hadley and McCoy in New York, NY in 1990, and was elected a partner at Sonnenschein, Nath and Rosenthal (now Dentons) in April 1997. Mr. Thomas received his J.D. from Vanderbilt University Law School and his B.S. in Economics from Jacksonville State University, where he was a scholarship letterman on the football team and was a member of the Academic All-Conference Team. Mr. Thomas graduated with Distinction and Special Honors in Economics.

We have determined that Mr. Thomas should serve on our Board and as our Chief Executive Officer and President given his background, skills and extensive experience in the healthcare industry. As President and Chief Executive Officer of the Company, he is knowledgeable about all aspects of the Company’s business and operations, and has considerable executive experience in the real estate industry.

Tommy G. Thompson
Governor Thompson was appointed to our Board in connection with our initial public offering (“IPO”) in July 2013 and is the non-executive chairman of our Board and a member of the compensation and nominating governance committee and the finance and investment committee. Governor Thompson is the former United States Health and Human Services (HHS) Secretary, serving from 2001 to 2005, and a four-term Governor of Wisconsin. Following his term in public office, Governor Thompson built, and continues to build, on his efforts as HHS Secretary and Governor to develop innovative solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole. These efforts focus on improving the use of information technology in hospitals, clinics and doctors’ offices; promoting healthier lifestyles; strengthening and modernizing Medicare and Medicaid; and expanding the use of medical diplomacy around the world. From 2005 until 2009, Governor Thompson served as a senior advisor at the consulting firm Deloitte & Touche USA LLP and was the founding independent chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. From 2005 to early 2012, Governor Thompson served as a senior partner at the law firm of Akin Gump Strauss Hauer & Feld LLP. Governor Thompson served as Chairman of the Board of Trustees of Logistics Health, Inc. from January 2011 to May 2011, and served as President from February 2005 to January 2011. Governor Thompson currently serves on the Board of Directors of Centene Corporation (since 2005), C.R. Bard, Inc. (since 2005), United Therapeutics Corporation (since 2010), Cytori Therapeutics, Inc. (since 2011), and TherapeuticsMD, Inc. (since 2012). Governor Thompson was formerly a director of Cancer Genetics, Inc., CareView Communications, Inc., AGA Medical Corporation, CNS Response, Inc., PURE Bioscience, Inc., SpectraScience, Inc., and VeriChip Corporation. Governor Thompson received his B.S. and J.D. from the University of Wisconsin-Madison.

We have determined that Governor Thompson should serve on our Board because of his prior public company board experience, extensive knowledge of the evolving healthcare industry, and unique experience with physicians, healthcare decision makers, and business executives nationwide regarding healthcare policy and improvements within the industry.

Stanton D. Anderson
Mr. Anderson was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the audit committee and a member of the compensation and nominating governance committee. Mr. Anderson resigned as a partner from the law firm McDermott Will & Emery in February 2008. He has served as Senior Counsel to the President and CEO of the U.S. Chamber of Commerce since 1997. While a partner at McDermott Will & Emery, Mr. Anderson served as Executive Vice President and Chief Legal Officer of the U.S. Chamber of Commerce (the “Chamber”). Mr. Anderson also oversaw the National Chamber Litigation Center, the public policy legal arm of the Chamber; the Institute for Legal Reform, a Chamber affiliate dedicated to restoring fairness, efficiency, and consistency to the U.S. civil justice system; and the Chamber’s Office of General Counsel. Mr. Anderson has been involved in national political affairs since 1972 where he managed a number of Republican conventions and served as Counsel to the Reagan-Bush Campaign in 1980. Mr. Anderson has received a number of Presidential appointments, including the President’s Advisory Committee on Trade Negotiations and the Presidential Commission on Personnel Interchange, and chaired the U.S. delegation to the United Nations Conference on New and Renewable Energy Resources in 1981. Mr. Anderson previously served on the Board of Directors of two public companies, CB Richard Ellis, a national real estate company where he chaired the audit committee for a number of years, and Aegis Communications Group, where he chaired a number of Board committees, including the audit committee. Mr. Anderson graduated from Westmont College, where he was a Small College All-American basketball player, and received his law degree from Willamette University where he was a member of the Law Review.

We have determined that Mr. Anderson should serve on our Board because of his significant financial and legal experience, prior service as a member of the board of directors of other public companies, and his familiarity with business policy.

Mark A. Baumgartner
Mr. Baumgartner was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the finance and investment committee. Mr. Baumgartner is currently the Chief Credit Officer and a Senior Managing Director of The Ziegler Companies, Inc. (“Ziegler”) responsible for review of certain transactions underwritten by the firm for hospitals, senior living entities, churches, and charter schools, totaling approximately $3 billion annually. Prior to assuming the position of Chief Credit Officer in 2009, Mr. Baumgartner worked as an investment banker at Ziegler beginning in 1984. Over the next 25 years, he completed more than 150 public debt offerings in excess of $5 billion for hospital systems, clinics and senior living facilities across the country. During that time, Mr. Baumgartner’s investment banking activities have included mergers, acquisitions and financial advisory work as well as tax-exempt and taxable financings on a fixed variable or blended interest rate basis. Mr. Baumgartner has also had the opportunity to work on numerous strategic advisory transactions for healthcare providers involved in merging, acquiring or partnering with other healthcare entities. Mr. Baumgartner is a registered representative and registered principal and is a member of the Healthcare Financial Management Association. He earned a B.B.A. in finance from the University of Notre Dame.

We have determined that Mr. Baumgartner should serve on our Board because of his healthcare industry expertise, financial expertise and capital markets experience.

Albert C. Black, Jr.
Mr. Black was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the compensation and nominating governance committee. Mr. Black has been President and Chief Executive Officer of On-Target Supplies & Logistics, Ltd. (“On-Target”), a regional logistics management firm that provides outsourced services to a diverse set of Fortune 500 companies and large non-profit organizations since he founded the company in 1982. On-Target’s supply chain functions include product sourcing, procurement, transportation, warehousing, light manufacturing, web-based fulfillment, distribution and second market management. As President and Chief Executive Officer of On-Target, Mr. Black’s primary responsibility is to guide the growth and development of On-Target and its affiliate companies TreCo Investments and ReadyToWork®, a work force training and development company. Mr. Black’s professional and community experience over the years has included serving in leadership positions with several civic and educational institutions, including Baylor Scott and White Health, one of the leading healthcare delivery systems in the country with approximately $8 billion in combined assets and $6 billion in annual operating revenue. Baylor Health Care System and Scott and White merged in 2013. Mr. Black is a Past Chairman of the Board of Trustees for Baylor Health Care System and current chairman of its Finance committee. Mr. Black has served on the Baylor Health Care System Board of Trustees for over 20 years where he also serves as the inaugural chairman of the Charles Sammons Cancer Center Board. He is also a sponsoring trustee of the BHCS Diabetes Health and Wellness Institute. Mr. Black also has served as Dallas Regional Chamber Board Chairman, PrimeSource Board Chairman and the Dallas Housing Authority Board Chairman. Mr. Black’s college and university board experience includes St. Louis University Board of Trustee, Baylor University Regent, Texas Southern University Regent and Paul Quinn College Regent. Mr. Black graduated from the University of Texas at Dallas and earned an MBA from the School of Business at Southern Methodist University.

We have determined that Mr. Black should serve on our Board because of his entrepreneurial start-up business experience, his experience as President and CEO of a company, and his important perspective serving as a long standing member of the Board of Trustees of a major healthcare delivery system as well as other civic and educational institutions.

William A. Ebinger, M.D.
Dr. Ebinger was appointed to our Board in connection with our IPO in July 2013 and is a member of the audit committee and the finance and investment committee. Dr. Ebinger has been a practicing internist since 2008 with Aurora Health Care, the largest healthcare delivery system in Wisconsin with 15 hospitals across the state, nearly 1,700 employed physicians and approximately $4 billion in annual revenue. Dr. Ebinger served as the President of the Medical Staff at the Aurora hospital in Grafton, Wisconsin known as the Aurora Medical Center Grafton from 2010 through 2013. Dr. Ebinger served as a medical director for the Ozaukee region of the Aurora Advanced Healthcare Division from 2012 through 2014. Dr. Ebinger also was a member of the board of directors for the Aurora Medical Group upon its formation and is currently President of the Aurora Greater Milwaukee North Market Management Committee. Prior to joining Aurora Health Care in 2008, Dr. Ebinger was a physician shareholder of Advanced Healthcare, the largest independent physician practice group in Southeastern Wisconsin with approximately 250 physicians and served on its board of directors for 12 years. In 2008, Dr. Ebinger helped Advance Healthcare arrange a strategic hospital affiliation with Aurora Health Care to create Aurora Advanced Health Care. Dr. Ebinger graduated from Cornell College and the medical school at the University of Chicago. Dr. Ebinger completed his postgraduate studies in Internal Medical at the University of Michigan and is a member of the American Board of Internal Medicine.

We have determined that Dr. Ebinger should serve on our Board because of his unique perspective as a practicing physician and experience with the integration and affiliation of an independent physician practice group with a leading healthcare delivery system.

Richard A. Weiss
Mr. Weiss was appointed to our Board in connection with our IPO in July 2013 and is a member of the finance and investment committee and the audit committee. Mr. Weiss retired as a partner from the law firm Foley & Lardner LLP in June 2008 where he served as managing partner of the firm’s Washington D.C. office and as a member of the firm’s management committee. Mr. Weiss concentrated his law practice in health care finance, representing hospital systems, medical practice groups and investment. Mr. Weiss is a former member of the board of trustees and former board chair of Washington Hospital Center, the largest private hospital in Washington, D.C. Mr. Weiss is a member of the board of trustees and of the finance and audit committees of Aurora Health Care, the largest health care delivery system in Wisconsin, where he served two years as its board chairman. Mr. Weiss has also been a trustee of the Medical College of Wisconsin and board chairman of a private psychiatric hospital. In addition to his work in healthcare, Mr. Weiss worked in the sports industry where he represented the Washington Nationals in connection with its new baseball stadium in Washington, D.C., as well as the Green Bay Packers in the renovation of Lambeau Field, the Milwaukee Brewers in the development and financing of Miller Park, and Major League Baseball in the financing of ballparks in San Diego and Miami. Mr. Weiss graduated from the University of Wisconsin Law School (magna cum laude, 1971), where he was Order of the Coif and on the editorial board of the Wisconsin Law Review, and has a business degree from Northwestern University (B.S.B.A., with distinction, 1968). Mr. Weiss is a board member of Great Lakes Higher Education Corporation, a retired member of The Economic Club of Washington D.C., a former board member and the general campaign chair for the United Way of the National Capital Area and a former member of the board of trustees and executive committee of the Greater Washington Board of Trade.

We have determined that Mr. Weiss should serve on our Board because of his healthcare industry, legal and financial experience, and his experience in matters of compliance with legal and regulatory requirements.

See “Corporate Governance Matters” and “Trustee Compensation” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of John T. Thomas, Tommy G. Thompson, Stanton D. Anderson, Mark A. Baumgartner, Albert C. Black, Jr., William A. Ebinger, M.D. and Richard A. Weiss as trustees.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered, with each of our trustees subject to re-election annually;

•	of the seven persons who serve on our Board, five of our trustees satisfy the listing standards for independence of the New York Stock Exchange (the “NYSE”) and Rule 10A-3 under the Exchange Act;

•	two of our trustees qualify as “audit committee financial experts” as defined by the SEC;

•	we opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law;

•	we do not have a shareholder rights plan; and

•	each of the audit committee and the compensation and nominating governance committee is comprised solely of independent trustees.

Our trustees stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our non-management trustees meet regularly in executive sessions without the presence of our corporate officers.

Board Leadership Structure

Mr. Thomas currently serves as our President and Chief Executive Officer and Governor Thompson currently serves as the Non-Executive Chairman of the Board. Pursuant to the Company’s bylaws, the Board may, but is not required to, designate a Chief Executive Officer. In the absence of such designation, the Chairman of the Board shall be the Chief Executive Officer of the Company. The Board has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer as the Board believes that it is in the best interests of the Company and its shareholders to make that determination from time to time based on the needs of the Company and the Board. The Board has determined that separating the roles of Chief Executive Officer and Chairman is currently in the Company’s best interests and those of the Company’s shareholders.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the audit committee, the compensation and nominating governance committee and the finance and investment committee, each of which addresses risks specific to its respective area of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to overseeing the performance of our internal audit function. Our compensation and nominating governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation and nominating governance committee also assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our finance and investment committee monitors our investments and financing activities, approves certain financial transactions including equity and debt financings, amendments to our credit facilities and other indebtedness, and from time to time approves specific investments in healthcare properties by the Company.

Board Meetings

The Board held ten meetings during fiscal 2015. Each of our trustees attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such trustee served during fiscal 2015.

The non-management members of the Board also meet in executive sessions without management present regularly. Governor Thompson, the Non-Executive Chairman of the Board, serves as presiding trustee of these executive sessions.

Board Committees

Our Board has established three standing committees: an audit committee, a compensation and nominating governance committee and a finance and investment committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of the audit committee and the compensation and nominating governance committee is comprised exclusively of independent trustees. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our company.

The audit committee and the compensation and nominating governance committee each operate under charters approved by our Board, which charters are available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Audit Committee

Our audit committee consists of Mr. Anderson, who serves as Chairman, Dr. Ebinger and Mr. Weiss. The Board has determined that each member of the audit committee is “independent” based on the NYSE’s listing rules and that each member of the audit committee also satisfies the additional independence requirements of the SEC for members of audit committees. In addition, the board of trustees has determined that each member of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE and that each of Mr. Anderson and Mr. Weiss is an “audit committee financial expert” as that term is defined by the applicable SEC regulations and the listing standards of the NYSE.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement.

The audit committee held five meetings during fiscal 2015. The report of the audit committee is included in this proxy statement.

Compensation and Nominating Governance Committee

The compensation and nominating governance committee consists of Messrs. Black and Anderson and Governor Thompson. Mr. Black is Chairman of the compensation and nominating governance committee. The Board has determined that each member of the compensation and nominating governance committee is “independent” based on the NYSE’s listing rules and also meets the NYSE’s additional requirements for membership on the compensation and nominating governance committee.

Our compensation and nominating governance committee charter details the principal compensation-related functions of the compensation and nominating governance committee, including:

•
at least annually, review and approve the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of such goals and objectives as well as each current trustee and consider the results of such evaluation when determining whether or not to recommend the nomination of such trustee for an additional term;

•
at least annually, review and approve all compensation for all officers, including our chief executive officer, and all other employees of the company or its subsidiaries who are executive vice president and above;

•	periodically review and recommend to the Board the amount and composition of compensation for trustees;

•	at least annually, review the compensation philosophy of the Company;

•	review our executive compensation policies and plans;

•	implement and administer our incentive compensation equity-based remuneration plans;

•	review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and determine whether to recommend to the Board that the CD&A be included in the annual proxy statement;

•	produce a report of the compensation and nominating governance committee to be included in our annual proxy statement; and

•	oversee any clawback policy relating to executive compensation.

Our compensation and nominating governance committee charter details the principal governance-related functions of the compensation and nominating governance committee, including:

•	identify and recommend to the full Board qualified candidates for election as trustees and recommend nominees for election as trustees at the annual meeting of shareholders;

•	recommend candidates to fill any vacancies on the Board;

•
in connection with the recommendation of candidates for election as trustees or to fill a vacancy on the Board, consider diversity in terms of perspective, background, experience, gender, race and ethnic or national origin;

•	recommend to the Board nominees for each committee of the Board;

•	develop and recommend to the Board corporate governance guidelines and implement and monitor such guidelines;

•	review and make recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•	annually facilitate the assessment of the Board’s performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards;

•	oversee the evaluation of the Board and management;

•	make recommendations to the Board regarding governance matters, including the Company’s organizational documents and committee charters;

•	at least annually, consider and discuss with management the Company’s code of business conduct and ethics and the procedures in place to enforce the code of business conduct and ethics; and

•	review and approve or ratify any transaction required to be disclosed under Item 404 of Regulation S-K in accordance with the Company’s related person transaction policy.

The compensation and nominating governance committee held six meetings during fiscal 2015.

Finance and Investment Committee

The function of the finance and investment committee is to review and approve the Company’s (i) capital structure and financing activities, and (ii) investments in healthcare properties. Messrs. Baumgartner, Thomas and Weiss, Dr. Ebinger and Governor Thompson serve as members of the finance and investment committee, with Mr. Baumgartner serving as the Chairman. Our Board has determined that, other than Mr. Baumgartner and Mr. Thomas, each member of the finance and investment committee is “independent” under NYSE rules.

Our finance and investment committee operates pursuant to a written charter. Unless otherwise determined by the Board, the committee shares in the responsibility for consulting with management on, and approving on behalf of the Board, all strategies, plans, policies and actions relating to: (i) capital structure; (ii) equity and debt financings, including public and private securities offerings; and (iii) credit facilities and loans, hedging and other financing transactions subject to investment parameters established by the Board for the Company. From time to time, the committee will also review and approve or recommend to the full Board specific investments in healthcare properties by the Company.

The finance and investment committee held eight meetings during fiscal 2015.

Trustee Independence

Under the listing requirements and rules of the NYSE, independent trustees must comprise a majority of a listed company’s board of directors. The compensation and nominating governance committee recommended to the Board, and the Board determined, that of the seven persons who serve on our Board, the following five trustees are “independent” based on the NYSE’s listing rules, Rule 10A-3 under the Exchange Act and the Company’s corporate governance guidelines: Messrs. Anderson, Black, and Weiss, Dr. Ebinger and Governor Thompson.

The compensation and nominating governance committee recommended to the Board, and the Board determined, that each member of the audit committee is “independent” based on the NYSE’s listing rules and that each member of the audit committee also satisfies the additional independence requirements of SEC rules and regulations for members of audit committees.

The compensation and nominating governance committee recommended to the Board, and the Board determined, that each member of the compensation and nominating governance committee is “independent” based on the NYSE’s listing rules and also meets the NYSE’s additional independence requirements for membership on a compensation committee.

In making the independence determinations, our Board broadly considers all relevant facts and circumstances, including the current and prior relationships that each non-employee trustee has with us and the beneficial ownership of our common shares by each non-employee trustee. Based on these assessments, the Board affirmatively determined that none of the trustees had a relationships with our company or our management that, in the judgment of the Board, would impair the trustee’s independence.

A copy of the Company’s corporate governance guidelines is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

The compensation and nominating governance committee is comprised of three non-employee, independent trustees: Messrs. Black and Anderson and Governor Thompson. No member of the compensation and nominating governance committee is or was formerly an officer or an employee of the Company or had any related person transaction required to be disclosed in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of the Company’s trustees serves as an executive officer.

Trustee Nominees

The compensation and nominating governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new trustees as well as the composition of the Board as a whole. This assessment includes an analysis of trustees’ qualifications under the categorical standards for independence listed above, as well as consideration of diversity, age, skills and experience in the context of the Board’s needs. Nominees for trusteeship are selected by the compensation and nominating governance committee in accordance with the policies and principles in its charter and the corporate governance guidelines. The compensation and nominating governance committee considers trustee candidates recommended by its members and other Board members, as well as by management and shareholders. In addition, the compensation and nominating governance committee may engage the assistance of a professional search firm. All potential trustee candidates are reviewed by the compensation and nominating governance committee in consultation with the Chairman and the Chief Executive Officer. The compensation and nominating governance committee decides whether to recommend one or more candidates to the Board for nomination.

The compensation and nominating governance committee may consider the following criteria, among others it deems appropriate, in recommending candidates for election to the Board: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in the Company’s industry; (iv) experience with relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) ability and willingness to commit adequate time to the Board and its committee matters; (vii) the fit of the individual’s skills with those of the other members of the Board and potential members of the Board in the building of a board that is effective, collegial and responsive to the needs of the Company; (viii) academic expertise in an area of the Company’s operations; and (ix) practical and mature business judgment. In addition to the criteria set forth above, the compensation and nominating governance committee considers diversity for trustee nominees in terms of perspective, background, experience, gender, race and ethnic or national origin.

Trustee Nomination Procedure

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Our bylaws require the shareholder to provide notice to the Secretary containing the information required by our bylaws not earlier than the 150th day nor later than 5:00 p.m., Eastern Standard Time, on the 120th day prior to the first anniversary of the date our proxy statement is released to our shareholders (as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the SEC from time to time) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Standard Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only by or at the direction of our Board or, provided that our Board has determined that trustees will be elected at such meeting, by a shareholder who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the Secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Standard Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board to be elected at the meeting.

Our corporate governance guidelines provide further procedures by which shareholders may recommend nominees to our Board.  Our corporate governance guidelines provide in relevant part as follows:

•
Shareholders may contact the compensation and nominating governance committee by mail to recommend a nominee for our Board. Correspondence should be addressed to the compensation and nominating governance committee and should be sent by mail to Physicians Realty Trust, Board c/o the Office of the Secretary, 309 N. Water Street, Suite 500, Milwaukee, WI 53202.

•	The Secretary shall promptly forward to members of the compensation and nominating governance committee any recommendations so received.

•
The compensation and nominating governance committee shall give appropriate consideration to candidates for trusteeship nominated by shareholders in accordance with the Company’s bylaws, and shall evaluate such candidates in the same manner as other candidates identified by the compensation and nominating governance committee.

•
The compensation and nominating governance committee, through the Secretary, will endeavor to acknowledge its receipt of any timely recommendation received and notify the shareholder of the actions taken with respect to such candidate.

Code of Business Conduct and Ethics

Our Board has established a code of business conduct and ethics that applies to our officers, trustees and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or trustees must be approved by a majority of our independent trustees, and any such waiver will be promptly disclosed as required by law or NYSE regulations.

A copy of the code of business conduct and ethics is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Corporate Governance Guidelines

Our Board has established corporate governance guidelines that address the role and composition of, and policies applicable to, the Board and management. At least annually, the compensation and nominating governance committee reviews and reassesses the corporate governance guidelines and submits any recommended changes to the Board for its consideration. A copy of the corporate governance guidelines is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.” Information contained on our website is not part of this proxy statement.

Policies and Procedures for Communications to Board of Trustees

Shareholders and other interested parties may communicate directly with any member (or all members) of the Board (including the trustee that presides over the executive sessions of non-management trustees), or the non-management trustees as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual trustee or any group or committee of trustees, correspondence should be addressed to the Board or any such individual trustee or group or committee of trustees by either name or title. All such correspondence should be sent by mail to Physicians Realty Trust, Board of Trustees c/o the Office of the Secretary, 309 N. Water Street, Suite 500, Milwaukee, WI 53202.

The Secretary, or in his or her absence, another Company officer, will open all communications received for the sole purpose of determining whether the contents represent a message to the trustees. All correspondence that is not in the nature of advertising, promotions of a product or service, or is not trivial, irrelevant, unduly hostile, threatening, illegal, patently offensive or similarly inappropriate will be forwarded promptly to the addressee.

If correspondence reflects a complaint or concern that involves (i) accounting, internal accounting controls and auditing matters, (ii) possible violations of, or non-compliance with, applicable legal and regulatory requirements, (iii) possible violations of the Company’s code of business conduct and ethics or (iv) retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, the correspondence will be forwarded to the Chairman of the audit committee.

If no particular trustee is named, such communication will be forwarded, depending on the subject matter, to the Chairman of the audit committee or the Chairman of the compensation and nominating governance committee, as appropriate.

This policy is set forth in our corporate governance guidelines, a copy of which is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Attendance at Annual Meeting of Shareholders

Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage, but do not require, trustees to attend.  All of the members of the Board attended the 2015 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common shares and common shares issuable upon redemption of common units in our operating partnership (“OP Units”) as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common shares; (ii) each member of the Board; (iii) the Company’s President and Chief Executive Officer and each of its other named executive officers in the Summary Compensation Table in this proxy statement; and (iv) all trustees and executive officers as a group. The percentage of shares owned is based on 108,596,965 common shares outstanding and 3,731,678 OP Units outstanding that are not held by the Company as of the Record Date.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this proxy statement or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Physicians Realty Trust, 309 N. Water Street, Suite 500, Milwaukee, Wisconsin 53202. No shares beneficially owned by any executive officer, trustee or trustee nominee have been pledged as security for a loan.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Number of Common Shares and OP Units Beneficially Owned	Percentage of All Common Shares	Percentage of All Common Shares and OP Units
Named Executive Officers and Trustees:
John T. Thomas (1)	137,176	137,176	*	*
Jeffrey N. Theiler	64,443	64,443	*	*
John W. Sweet Jr.	108,587	108,587	*	*
Mark D. Theine	38,885	38,885	*	*
John W. Lucey	22,468	22,468	*	*
Stanton D. Anderson (2)	43,643	43,643	*	*
Tommy G. Thompson (3)	44,905	44,905	*	*
Albert C. Black, Jr. (4)	33,614	33,614	*	*
Richard A. Weiss	22,452	22,452	*	*
Mark A. Baumgartner (5)	21,097	21,097	*	*
William A. Ebinger, M.D.	20,321	20,321	*	*
All executive officers, and trustees as a group (13 people)	606,879	606,879	*	*

Other 5% Shareholders:
The Vanguard Group and its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (6)	9,531,717	9,531,717	8.8%	8.5%
BlackRock, Inc. (7)	7,845,984	7,845,984	7.2%	7.0%
Vanguard Specialized Funds - Vanguard REIT Index Fund (8)	6,135,493	6,135,493	5.7%	5.5%
Cohen & Steers, Inc. (9)	5,878,813	5,878,813	5.4%	5.2%
Lord, Abbett & Co. LLC (10)	4,494,577	4,494,577	4.1%	4.0%
*Less than 1.0%

(1)	Includes common shares held by accounts held for the benefit of Mr. Thomas’ children.

(2)
For each of Messrs. Anderson, Black, Weiss, and Baumgartner, and Governor Thompson and Dr. Ebinger, includes stock awards that vest (or have restrictions removed) within 60 days of the record date for this proxy statement, including restricted stock units.

(3)	Includes 18,697 common shares held by Thompson Family Investments, LLC.

(4)	Includes 4,347 common shares held by Mr. Black’s spouse, of which Mr. Black disclaims beneficial ownership.

(5)	Includes 11,898 common shares held by the Mark A. and Mary Jane Baumgartner Revocable Trust dated 09/16/07.

(6)
Based on a Schedule 13G/A filed with the SEC on February 11, 2016: (i) The Vanguard Group has sole voting power with respect to 238,692 common shares, sole dispositive power with respect to 9,350,149 common shares, and shared dispositive power with respect to 181,568 common shares; (ii) Vanguard Fiduciary Trust Company is the beneficial owner of 103,892 common shares as a result of its serving as investment manager of collective trust accounts; and (iii) Vanguard Investments Australia, Ltd. is the beneficial owner of 212,476 common shares as a result of its serving as investment manager of Australian investment offerings.  The Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are each wholly-owned subsidiaries of The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 27, 2016. These securities are owned by BlackRock directly or through wholly-owned subsidiaries of BlackRock. BlackRock has sole voting power with respect to 7,657,388 common shares, and sole dispositive power with respect to 7,845,984 common shares. BlackRock lists its address as 55 East 52nd Street, New York, New York 10055.

(8)
Based on a Schedule 13G/A filed with the SEC on February 9, 2016, Vanguard Specialized Funds has sole voting power with respect to 6,135,493 common shares. Vanguard Specialized Funds lists its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
Based on a Schedule 13G/A filed with the SEC on February 16, 2016: (i) Cohen & Steers, Inc. has sole voting power with respect to 4,336,329 common shares, and sole dispositive power with respect to 5,878,813 common shares owned directly or through its wholly-owned subsidiary Cohen & Steers Capital Management, Inc.; and (ii) Cohen & Steers UK Limited has sole dispositive power with respect to 37,893 common shares. Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited are affiliates of Cohen & Steers, Inc. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. lists their address as 280 Park Avenue, 10th Floor, New York, New York 10017. Cohen & Steers UK Ltd. lists its address as 21 Sackville Street, 4th Floor, London, United Kingdom, W1S 3DN.

(10)
Based on a Schedule 13G filed with the SEC on February 16, 2016. Lord, Abbett & Co. LLC has sole voting power with respect to 4,270,016 common shares, and sole disposition power with respect to 4,494,577 common shares. Lord, Abbett & Co. LLC lists its address as 90 Hudson Street, Jersey City, New Jersey 07302.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s trustees and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Company common shares and other equity securities of the Company. Executive officers, trustees and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2015, each of the Company’s executive officers, trustees and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements applicable to them with respect to events and transactions that occurred during 2015, except that Mr. Theiler filed a Form 4 late.

EXECUTIVE OFFICERS

The following table sets forth certain information as of the Record Date concerning our executive officers, other than John T. Thomas, the Company’s President and Chief Executive Officer, who is nominated for election as a trustee and whose information is set forth above:

Name	Age	Position
Jeffrey N. Theiler	42	Executive Vice President and Chief Financial Officer
John W. Sweet Jr.	71	Executive Vice President and Chief Investment Officer
Deeni Taylor	59	Executive Vice President - Investments
John W. Lucey	54	Senior Vice President - Principal Accounting and Reporting Officer
Mark D. Theine	32	Senior Vice President of Asset and Investment Management
Bradley D. Page	55	Senior Vice President and General Counsel

The following are biographical summaries of the experience of our executive officers, other than John T. Thomas, the Company’s President and Chief Executive Officer, who is nominated for election as a trustee and whose biographical information is set forth above.

John W. Sweet Jr.
Mr. Sweet is our Executive Vice President and Chief Investment Officer. Mr. Sweet became an executive officer in connection with our IPO in July 2013. Mr. Sweet was formerly the Managing Trustee of the Ziegler Funds and responsible for all investment, financing and management activities. Prior to re-joining Ziegler in 2005 to establish the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust (“Windrose”), a publicly-held healthcare REIT that completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant, and subsequent to its initial public offering, joined the company as its Vice President - Business Development where he was responsible for identifying and negotiating the acquisition of new medical office buildings. In his capacities at both Windrose and Ziegler, Mr. Sweet supervised the investment of over $565 million in the acquisition of healthcare related properties. From 1997 to 2001, Mr. Sweet served as Senior Vice President - Corporate Finance for B.C. Ziegler and Company and was engaged in both healthcare and multi-industry mergers and acquisitions and capital formation. Over a number of years, Mr. Sweet has held positions as a financial executive with several publicly traded companies, private family businesses and financial services companies. Mr. Sweet has a bachelor’s degree in business administration from St. John Fisher College in Rochester, New York and an M.B.A. from Rochester Institute of Technology.

Jeffrey N. Theiler
Mr. Theiler is our Executive Vice President and Chief Financial Officer. Mr. Theiler became an executive officer in July 2014. Prior to joining the Company, from 2010 to 2014 Mr. Theiler served as a Senior Equity Research Analyst with Green Street Advisors. From 2003 to 2008, Mr. Theiler worked as a Vice President and Associate in the real estate investment banking divisions of Banc of America Securities and Lehman Brothers. Mr. Theiler received an M.B.A. in Corporate Finance from the University of North Carolina at Chapel Hill’s Kenan-Flagler Business School, an M.S.P.H. in Environmental Science from Tulane University and a B.S. in Biology from Vanderbilt University.

Deeni Taylor
Mr. Taylor became our Executive Vice President-Investments effective October 1, 2015. From 2006 until 2015, Mr. Taylor served as an Executive Vice President of Indianapolis based Duke Realty, Inc. (NYSE:DRE), helping to lead Duke's healthcare team since 2006. Prior to Mr. Taylor's healthcare real estate career, he had a 25-year hospital career. Mr. Taylor served as Executive Vice President and Chief Strategy Officer for St. Vincent Health, an Ascension Health ministry including 16 hospitals serving central Indiana from 2000 until 2006. He also served as President of UNITY Health Management Services in Birmingham, Alabama from 1997 until 2000 and worked for Ascension's St. Vincent's Hospital in Birmingham, Alabama as the Vice President of Planning and Marketing from 1992 until 1997. Prior to that, he worked for St. Joseph Hospital in Augusta, Georgia, where he served as Vice President Ancillary Services from 1982 until 1992. Mr. Taylor is a graduate of Purdue University, with a B.S. in Pharmacy, and Central Michigan University with a Masters in Science Administration. Mr. Taylor is a member of ULI and serves on their Healthcare and Life Science Council. He is a member of the Healthcare Real Estate Insights Editorial Board and a past Diplomat in American College of Healthcare Executives. Mr. Taylor has served on Peyton Manning's PeyBack Foundation since 2001.

John W. Lucey
Mr. Lucey is our Senior Vice President - Principal Accounting and Reporting Officer. Mr. Lucey became an executive officer in connection with our IPO in July 2013. Mr. Lucey has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. From 2005 until July 2013, Mr. Lucey served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (now known as Enlivant), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million where he was responsible for the consolidated financial statements, SEC reporting, coordination of the annual audit and annual report, corporate office budget, HUD compliance, workers compensation and general/professional liability insurance oversight and research and implementation of all new accounting standards.

Prior to ALC, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: BKD). Mr. Lucey’s experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. Mr. Lucey is a certified public accountant in the State of Wisconsin and has a bachelor’s degree in accounting from the University of Wisconsin - Madison and an M.B.A. in finance from St. Louis University in St. Louis, MO.

Mark D. Theine
Mr. Theine is our Senior Vice President of Asset and Investment Management. Mr. Theine became an executive officer in connection with our IPO in July 2013. From September 2005 to July 2013, Mr. Theine was employed by the Ziegler Funds and was responsible for evaluating investment opportunities, assisting in the daily asset management of all Ziegler Fund investments, overseeing third party property management and leasing and monitoring actual property performance. Additionally, Mr. Theine’s responsibilities with Ziegler included identifying new investment opportunities and assisting with due diligence and financing arrangements for each investment. Mr. Theine graduated summa cum laude with a B.B.A. in finance and accounting from the University of Wisconsin - Milwaukee.

Bradley D. Page
Mr. Page became our Senior Vice President and General Counsel effective February 2, 2015. From 1995 to January 2015, he was a shareholder of Milwaukee-based law firm Davis & Kuelthau, s.c. Prior to joining us, Mr. Page was President of Davis & Kuelthau, s.c. Over his career at Davis & Kuelthau, s.c., Mr. Page represented businesses in all areas of commercial real estate, commercial lending, and corporate and construction transactions, including our company. Mr. Page’s private practice included acquisition, development, leasing and sales of healthcare, retail, office, multifamily and industrial properties. He has extensive experience negotiating contracts, leases, organizational documents, real estate documents, financing documents and other agreements with national retail tenants, healthcare providers, financial institutions, municipalities, and owners of real property. Mr. Page is a graduate of the University of Wisconsin Law School, with a B.B.A. from the University of Michigan. Mr. Page retired from the United States Army Reserve in 2004 as a lieutenant colonel in the Judge Advocate General’s Corps.

See “Executive Compensation” for additional information regarding the named executive officers of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation paid to our named executive officers (“NEOs”), provides information about the goals and key elements of our executive compensation program, and discusses the objectives behind the compensation decisions for our NEOs made by the compensation and nominating governance committee (the “Compensation Committee”). This section focuses on the 2015 compensation program applicable to our NEOs who are listed below and appear in the Summary Compensation Table of this proxy statement:

•	John T. Thomas - President and Chief Executive Officer

•	Jeffrey N. Theiler - Executive Vice President and Chief Financial Officer

•	John W. Sweet, Jr. - Executive Vice President and Chief Investment Officer

•	Mark D. Theine - Senior Vice President of Asset and Investment Management

•	John W. Lucey - Senior Vice President, Principal Accounting and Reporting Officer

Executive Summary

Executive Compensation Principles

Our executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, each of whom is critical to our long-term success. Our executive compensation program is based upon and reflects three core principles:

•
Compensation is significantly performance-based: We provide a competitive total compensation package with payouts dependent upon the degree to which performance measures are met or exceeded. We regularly review our performance measures to ensure that they provide a balanced assessment of overall Company performance.

•
Compensation is designed to attract and retain effective leadership: We regularly benchmark our compensation programs against the competitive market, and compare both fixed and variable compensation that is tied to short- and long-term performance goals to similar compensation of our competitors. We use the results of this analysis as context when making compensation adjustments.

•
Executive officer compensation goals are aligned with shareholder interests: Long-term equity awards, including awards that vest based on performance over multiple years, align management’s interests with those of our shareholders. In order to emphasize long-term shareholder returns, we require significant stock ownership among executives through the use of stock ownership guidelines.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation paid to our executive officers, including the type and amounts of total compensation paid or awarded to our NEOs. The Compensation Committee reaches decisions on executive compensation using input from a variety of sources, including an independent compensation consultant. A significant portion of our executives’ compensation is performance-based, which we believe ensures that a substantial portion of the compensation of our NEOs is directly aligned with our shareholders’ interests and the three core principles outlined above.

Compensation Best Practices

The Compensation Committee and management periodically review the compensation and benefit programs for executives and other employees to align them with the three core principles discussed above. Additionally, we benchmark both compensation and Company performance against peer companies in our industry in evaluating the appropriateness of our compensation. We have implemented a number of measures in an effort to align the interests of the Company’s executives with those of our shareholders, while also driving performance and achievement of long-term goals. Some highlights of our executive compensation program include the following best practices and features:

What we do:

•	Link annual incentive compensation to the achievement of pre-established corporate and individual performance goals;

•	Provide our long-term compensation in the form of performance-based restricted stock units;

•	Balance short-term and long-term incentives;

•	Align executive compensation with shareholder returns through long-term incentives;

•	Use appropriate peer groups when establishing compensation;

•	Maintain minimum stock ownership guidelines;

•	Include clawback provisions in employment agreements with our NEOs and in our bonus plan;

•	Include “double-trigger” change in control provisions in employment agreements with our NEOs;

•	Conduct an annual compensation risk assessment of our compensation policies and practices; and

•	Use an independent compensation consultant.

What we don’t do:

•	Provide tax gross-ups for executive officer compensation;

•	Provide extensive perquisites to our executive officers;

•	Generally guarantee salary increases, bonuses or equity grants; and

•	Allow for “single-trigger” change in control cash payments.

2015 Financial and Operational Highlights

Fiscal 2015 was a very strong year for our company. We completed acquisitions of 66 medical office facilities located in 22 states, containing an aggregate of approximately 2.7 million net leasable square feet, for an aggregate purchase price of approximately $818.6 million. In addition, we completed loan investments totaling $22.4 million. We have grown our portfolio of gross real estate investments from approximately $124 million at the time of our initial public offering in July 2013 to approximately $1.7 billion as of December 31, 2015. As of December 31, 2015, our portfolio consisted of 151 properties located in 26 states with approximately 5.8 million net leasable square feet, which were approximately 95.8% leased with a weighted average remaining lease term of approximately 9.0 years.

Our stock price has increased from $11.50 at the time of our initial public offering in July 2013 to $16.86 as of December 31, 2015. In addition, we have paid a quarterly dividend of $0.225 on shares of our common stock each quarter beginning with the quarter ended December 31, 2013. Cumulative total return of an investment in our common shares has significantly outperformed both the S&P 500 and the MSCI US REIT Index (RMS) from the date of our initial public offering through December 31, 2015.

Participants in the Compensation Process

Our executive compensation program is administered and overseen by our independent Compensation Committee with assistance from our executives and an independent compensation consultant retained by the committee. Generally, the amount and composition of compensation paid to our executives is determined by analyzing, among other things, compensation data and pay practices from our peer group, as well as our own performance and financial and strategic goals. In addition, the Compensation Committee solicits the opinions of various constituents discussed below, as we believe feedback from varying perspectives serves the best interests of our shareholders in setting effective compensation standards and goals.

Role of the Compensation Committee

The Compensation Committee approves the compensation of each of our executive officers, including the NEOs listed in the Summary Compensation Table of this proxy statement. Additionally, the Compensation Committee approves the grant of the long-term incentive awards and other equity awards, and the funding of annual cash-based incentive awards. The committee has exclusive authority to grant equity awards to executive officers.

The committee regularly reviews the Company’s executive compensation and benefits policies, programs and practices and monitors applicable new rules and evolving best practices concerning executive compensation. The Compensation Committee may form and delegate its authority to a subcommittee or to one or more officers of the Company to the extent consistent with its charter and the Company’s charter, bylaws, and applicable law and NYSE rules; provided, however, that the Compensation Committee may not delegate any of its responsibilities relating to the review and approval of the Chief Executive Officer’s compensation, the compensation philosophy of the Company, or for any matters that involve executive compensation or any matters where compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of outside directors.

Compensation Committee meetings are regularly attended by committee members and usually are attended by our Chief Executive Officer. Meetings may be attended by other executives and advisors as appropriate. The committee also meets in executive sessions without members of management present. The Chairman of the Compensation Committee reports to the Board on the committee’s decisions concerning, among other things, compensation of the executive officers.

The Compensation Committee also reviews and discusses with management this Compensation Discussion and Analysis section of the proxy statement and reaches a determination, on an annual basis, whether to recommend to the Board that this Compensation Discussion and Analysis section of the proxy statement be included in the Company’s annual proxy statement or annual report on Form 10-K, as required by the SEC. The Compensation Committee is also responsible for overseeing any clawback policy of the Company relating to executive compensation and shareholder advisory votes with respect to executive compensation matters, including non-binding advisory votes on executive compensation, the frequency of such votes, and votes on “golden parachute” payments.

Role of the Compensation Consultant

The Compensation Committee retains its own independent compensation consultant who reports directly to the committee. The independent compensation consultant’s engagement includes reviewing and advising on material aspects of the Company’s NEO compensation, including base salaries, annual incentives and equity compensation. Since 2014, the Compensation Committee has engaged the services of FPL Associates L.P. (“FPL”) as its independent compensation consultant. During fiscal 2015, FPL provided the following executive compensation consulting services to the Compensation Committee:

•	Assist with the benchmarking and analysis of the compensation for the Company’s NEOs;

•	Assist with the development and analysis of peer group companies for comparison of NEO compensation;

•	Identify the mix of compensation components for each NEO position;

•	Provide commentary and information regarding the overall executive compensation program; and

•	Provide benchmarking and information on trustee compensation.

From time to time, FPL communicates with our Chief Executive Officer to discuss different elements and weightings of compensation and best practices and trends in executive compensation.

While the Compensation Committee considers the compensation consultant’s input and advice, it uses its own independent judgment in making final decisions concerning compensation paid to the NEOs. The Compensation Committee has the full authority to retain and terminate the services of the compensation consultant as it deems necessary or appropriate.

The compensation consultant does not provide any other services to the Company. After reviewing information provided by the compensation consultant regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules and NYSE guidelines, the Compensation Committee determined that no conflicts of interest existed in connection with the services the compensation consultant performed for the Company in 2015.

Role of the Chief Executive Officer

Our Chief Executive Officer participates in the compensation determination process by consulting with the Board and the Compensation Committee on matters related to compensation, and by making compensation recommendations for the NEOs. These recommendations are based upon information provided by FPL, his assessment of each NEO’s performance and contributions to the Company’s performance, and other considerations including employee retention. The Compensation Committee considers this information, but approves and ultimately determines, based on its own independent judgment, the amounts payable to the NEOs.

Summary of the Annual Compensation Decision-Making Process

Background

Our Board established the Compensation Committee to carry out the Board’s responsibilities to administer our compensation programs. The Compensation Committee has the final decision-making authority for the compensation of our NEOs and has independent authority to engage outside consultants and obtain input from external advisers, as well as our management team or other employees, in determining executive compensation. The Compensation Committee may retain any independent counsel, experts or advisors that it believes to be desirable and appropriate. The Compensation Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Compensation Committee undertakes an independence assessment prior to retaining or otherwise selecting any counsel, compensation consultant, expert or other advisor that will provide advice to the committee. In conducting this independence assessment, the Company considers factors that may be required to be considered under applicable NYSE rules from time to time, as well as best practices in this area.  On at least an annual basis, the Compensation Committee evaluates whether any work performed by any compensation consultant raised any conflict of interest.

Compensation Decision-Making Process

In November each year, the Chief Executive Officer meets with the Compensation Committee to review the Company’s performance for the year and to discuss qualitative and quantitative performance objectives related to compensation of the NEOs. These discussions include the Chief Executive Officer’s assessment of each executive’s impact on overall Company performance, as well as each executive’s achievements during the year. Separately, the Chief Executive Officer meets with the Board and, in addition to the topics discussed with the Compensation Committee, provides his assessment of the highlights and challenges from the year and summarizes company performance. The Chairman of the Compensation Committee then leads an executive Board session during which the non-executive trustees evaluate the Company’s and the Chief Executive Officer’s performance.

From November through February each year, the Chief Executive Officer, using information compiled and supplied by the independent compensation consultant, including peer group compensation information, presents compensation recommendations for the executive officers to the Compensation Committee for review and discussion. The Compensation Committee then assesses the Chief Executive Officer’s and each executive officer’s performance, using the information provided, including the input from the Board and benchmarking and other information provided by the independent compensation consultant, to determine the Chief Executive Officer’s and each other executive officer’s total target direct compensation for the ensuing year and the annual incentive amount for the most recently completed fiscal year. The Chief Executive Officer is not present for the Compensation Committee’s discussion of his performance and compensation. Following the discussions described above, the Compensation Committee uses the input from the above meetings to select the Company’s peer group and determine each executive officer’s total target compensation package for the ensuing year, including base salary, annual incentive target, long-term incentive award targets and equity awards. The Compensation Committee discusses its decisions regarding the compensation of the executive officers with the Board.

In general, the Compensation Committee does not consider any previous awards when determining the compensation of the NEOs.

Peer Group and Competitive Positioning

The Compensation Committee, with input and recommendations from the Company’s independent compensation consultant, establishes the Company’s peer group on an annual basis. The Compensation Committee uses the peer group for compensation benchmarking and general comparison purposes. The peer group comprises companies selected on various criteria including criteria recommended by the independent compensation consultant, including size, industry, revenue and market capitalization. For fiscal 2015, the peer group consisted of the following eleven companies, including nine public REITs, one healthcare company and one hospitality/entertainment company:

•	Armada Hoffler Properties, Inc.

•	Aviv REIT, Inc.

•	Health Care Realty Trust Incorporated

•	Healthcare Trust of America, Inc.

•	Marcus Corporation

•	Medical Properties Trust, Inc.

•	National Health Investors, Inc.

•	National HealthCare Corporation

•	One Liberty Properties, Inc.

•	Sabra Health Care REIT, Inc.

•	Terreno Realty Corporation

FPL evaluates the peer group based on similarities to the Company, including asset class focus, capitalization, performance and geographic location. Though in general there may be consistency in the peer group on a year-over-year basis, FPL evaluates the continued appropriateness of each company in the peer group on an annual basis and recommends to the Compensation Committee additions to or deletions from the peer group as may be warranted.

In order to assist the Compensation Committee in its determination of executive compensation, the Company’s independent compensation consultant prepares an independent analysis of key size and performance indicators such as revenue, market capitalization, and total shareholder return compared to the companies in our peer group. This analysis is provided to the Compensation Committee so it has sufficient information on the competitiveness of pay in the context of our performance compared with that of our peers.

FPL also delivers a benchmarking analysis of the compensation paid to our NEOs and to our trustees to the Compensation Committee. This analysis compares base salary, total annual cash compensation, long-term incentive awards and total compensation to compensation components of companies in our peer group, and provides general guidance for future compensation levels. While the Compensation Committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive compensation.

The Compensation Committee does not target a specific market position relative to our peer group for the compensation elements of executive officers, but seeks to pay competitively and takes into consideration the relative positioning compared to our peer group in making compensation decisions. The Compensation Committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the Chief Executive Officer regarding the executive officers, the Compensation Committee’s overall evaluation of each executive’s performance, and our overall compensation strategy, among other factors.

Total Direct Compensation for NEOs

Primary Elements of Our Executive Compensation Program

Our executive compensation program is designed to retain and motivate our executive officers, each of whom is critical to the Company’s continued success and growth. The primary elements of our executive compensation program are base salary, annual cash incentive compensation, and long-term incentive compensation and equity awards. These elements were selected by the Compensation Committee because each element is considered to be important in meeting one or more of our executive compensation principles, including the three core principles discussed above.

Our fiscal 2015 long-term incentive and equity awards program generally consisted of time-based restricted common shares and performance-based restricted stock units for our NEOs, other than Mr. Sweet. For fiscal year 2015, Mr. Sweet received time-based restricted common shares. We feel this compensation package is sufficiently tied to our Company’s performance while also rewarding both short-term and long-term performance in a manner that encourages retention of our NEOs. With these objectives in mind, we attempt to set realistic but challenging goals in our annual incentive and performance-based long-term incentive programs.

We evaluate the various components of compensation annually and do not set fixed percentages for each element of compensation. The total composition of compensation elements may change over time as the competitive market evolves or other market conditions which affect us change. We do not have and do not anticipate establishing any policies for allocating between long-term and currently paid compensation, or between cash and non-cash compensation. Part of our compensation determination process includes assessing the appropriate allocation between these elements of compensation on a periodic basis and adjusting our position based on market conditions and our business strategy.

Base Salary

Base salary is the fixed portion of the total compensation package for our executive officers, including our NEOs. The base salary for each NEO is determined by the Compensation Committee pursuant to the process discussed above. The base salary paid to our executive officers is generally intended to compensate executives for their qualifications and the value of their performance in a competitive market.

The Compensation Committee does not target a specific market position relative to the peer group for base salary, but seeks to pay competitively and in line with the Company’s peer group. In reaching decisions with respect to base salary, the Compensation Committee considers various factors, including peer group data for each NEO’s position, the need to retain the executive and an assessment of the executive officer’s contributions to the Company’s performance.

The Compensation Committee reviews each executive’s salary and performance every year to determine whether his or her base salary should be adjusted. Along with individual performance, we also consider salary adjustments made by other companies, including companies in our peer group, as well as our financial results from the prior year to determine appropriate salary adjustments. In the analysis conducted by FPL of our compensation positions relative to those of the companies in our peer group, the salaries for our NEOs were, in the aggregate, well below the peer group 50th percentile.

2015 Base Salaries

Based on the Compensation Committee’s review and consideration of the materials provided by FPL and the competitive positioning of our executives’ salaries compared to our peer group, the Compensation Committee approved the salary levels set forth below for our NEOs for fiscal year 2015.

Officer	Fiscal 2015 Salary ($)
John T. Thomas	600,000
Jeffrey N. Theiler	375,000
John W. Sweet, Jr.	245,000
Mark D. Theine	240,000
John W. Lucey	240,000

Annual Incentive Awards

The annual incentive awards available to our executive officers are intended to reward executives for the achievement of annual goals related to key business drivers and to communicate to executives the key business goals of the Company from year to year. The Compensation Committee uses the Company’s Incentive Bonus Plan (the “Bonus Plan”) in general to make annual incentive awards for our executive officers based on company and individual performance. The Compensation Committee retains discretion under the Bonus Plan to adjust individual performance goals and to reward executive officers for individual achievement not reflected in the Bonus Plan performance measures.

The Compensation Committee does not target a specific market position relative to the peer group for annual incentive awards, but seeks to pay competitively and in line with the Company’s peer group. The Compensation Committee takes into consideration the relative positioning compared to our peer group in establishing the range of possible payouts under the Bonus Plan.

2015 Annual Incentive Awards

For fiscal year 2015, the Compensation Committee established annual incentive awards under the Bonus Plan based upon the achievement of corporate performance goals and individual performance goals. The corporate performance goals were based on the following measures:

•	Invested Capital - the total gross value of REIT qualified investments made by the Company, reduced by dispositions of the same, for fiscal year 2015;

•	Relative Total Shareholder Return - the percentage rate of return compared to the rate of return of other companies in the NAREIT Healthcare Index; and

•	Total Debt to Gross Asset Value - the Company’s total long-term indebtedness for fiscal year 2015, divided by the value of the Company’s total assets for fiscal year 2015.

For fiscal year 2015, the Compensation Committee set the following goals and weightings for the above corporate performance measures:

Weighting as % of Annual Incentive Opportunity Under Corporate Performance Goals	Corporate Performance Goals	Threshold	Target	Max	Measurement
33%	Invested Capital	$350	$500	$600	Net Investment in Millions
33%	Relative Total Shareholder Return	25%	50%	75%	Compared to NAREIT Healthcare Index
33%	Total Debt to Gross Asset Value	45%	35%	25%	As of December 31, 2015

For fiscal year 2015, the Compensation Committee also established individual performance goals for the Chief Executive Officer and the other executive officers, based on recommendations from the Chief Executive Officer. The Compensation Committee evaluates the individual performance for the Chief Executive Officer and the other executive officers in making its determination of annual incentive payouts under the Bonus Plan.

Highlights of the individual performance goals for each NEO for fiscal year 2015 include:

•
John T. Thomas - enhance gross real estate investments, total shareholder return, net operating income and portfolio occupancy, source potential portfolio property acquisitions, achieve an investment grade rating with a nationally-recognized ratings agency, and facilitate the hiring of additional business development professionals;

•
Jeffrey N. Theiler - proactively manage the Company’s investment decisions and strategy, strengthen the Company’s engagement in the market and with key tenants, and achieve an investment grade rating with a nationally-recognized ratings agency;

•	John W. Sweet, Jr. - source and procure additional investments, strengthen relationships with the Company’s tenant group, and assist in succession planning;

•
Mark D. Theine - manage the Company’s transition to new corporate space, continue the implementation of property management and asset management organization and strategy, monitor and enhance tenant satisfaction, and assist in the development of an underwriting strategy and process;

•
John W. Lucey - assist in the Company’s achievement of an investment grade rating with a nationally-recognized ratings agency, continue the enhancement of internal controls processes, procedures and best practices, drive the implementation of accounting enhancements, and develop internal controls and employee evaluation tools.

The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various individual performance goals, and no single goal was material to the committee’s decisions.

For each NEO, the Compensation Committee also determined the relative weighting of corporate versus individual performance goals. For fiscal year 2015, the weighting for each NEO’s annual incentive award was as follows:

Officer	Corporate Performance Goals	Individual Performance Goals
John T. Thomas	80%	20%
Jeffrey N. Theiler	70%	30%
John W. Sweet, Jr.	70%	30%
Mark D. Theine	60%	40%
John W. Lucey	60%	40%

Based on competitive market practices for annual incentives and our compensation strategy, the Compensation Committee set a target award opportunity for each of our executive officers, which generally was well below the peer group 50th percentile. The target represents the amount of incentive compensation the executive officer would recognize when corporate and individual performance meets expected results, or is on “target.” The table below reflects the payout as a percentage of an executive officer’s base salary for fiscal year 2015, except for Mr. Sweet, at the threshold, target and maximum levels of performance. To simplify the presentation, certain intermediate payouts are not shown; however, payouts were determined by linear interpolation when performance occurred between the payouts levels described below. If the executive officer’s performance was below threshold in all applicable corporate and individual performance measures, no annual incentive compensation would be payable.

Officer	At Threshold Achievement	At Target Achievement	At or Above Maximum Achievement
John T. Thomas	50%	100%	150%
Jeffrey N. Theiler	50%	75%	150%
John W. Sweet, Jr. (1)	$50,000	$75,000	$100,000
Mark D. Theine	50%	60%	150%
John W. Lucey	50%	60%	150%

(1)
Mr. Sweet did not receive an annual incentive award under the Bonus Plan. Under his employment agreement, Mr. Sweet’s annual incentive opportunity ranges from $50,000 at threshold to $100,000 at maximum, and is subject to performance goals established by the Compensation Committee. The corporate performance goals for Mr. Sweet were the same as for the other NEOs described above.

2015 Annual Incentive Results

Based on the Company’s performance, the pre-established maximum targets for the invested capital goal and the relative total shareholder return goal were exceeded, as the Company’s net invested capital during 2015 was $837.2 million and our relative total shareholder return placed us in the 77th percentile of our peer group. The Company’s total debt to gross asset value as of December 31, 2015 was 29.8%, which was between target and maximum performance. In addition, the Compensation Committee determined that each of the NEOs primarily achieved their individual performance goals. Therefore, achievement against the pre-established performance goals in the aggregate were as follows: Mr. Thomas’ achievement percentage was 142.0%, Mr. Theiler’s achievement percentage was 138.0%, and Messrs. Theine and Lucey each had an achievement percentage of 135.6%.

Accordingly, the executive officers’ achievement of the corporate and individual performance goals resulted in the following payouts to the executive officers under the Bonus Plan, as approved by the Compensation Committee:

•	John T. Thomas: $852,000

•	Jeffrey N. Theiler: $517,500

•	John W. Sweet: $100,000

•	Mark D. Theine: $325,440

•	John W. Lucey: $325,440

Long-Term Incentive and Equity Awards

The Compensation Committee designed the Company’s long-term incentive program and grant of equity awards to align the interests of our executive officers with the interests of our shareholders and to reward the executive officers for the achievement of long-term goals. Our long-term incentive and equity award program is critical to the attraction and retention of key executive talent and therefore represents a significant portion of the executive officers’ total direct compensation. The Company’s 2013 Equity Incentive Plan, as approved by our shareholders (the “Equity Plan”), serves as the governing document for long-term incentive and equity awards for our executive officers.

The Compensation Committee does not target a specific market position relative to the peer group for long-term and equity incentive awards, but seeks to pay competitively and in line with the Company’s peer group. The Compensation Committee considers the relative positioning of the Company compared to the peer group in establishing the range of possible payouts under the Equity Plan. In making its determination on what type of awards to grant, the Compensation Committee considers the following:

•	Peer group compensation, including the components of compensation and the total direct compensation paid to executives of peer group companies;

•	General trends in long-term incentive and equity grants; and

•
The effect of having the NEOs receive a significant portion of their total direct compensation in equity awards to motivate and provide an incentive for these officers and to align their interests with those of our shareholders.

2015 Long-Term Incentive and Equity Awards Program Design

The fiscal year 2015 long-term incentive and equity program comprised a combination of time-based restricted common shares and performance-based restricted stock units. The allocation between each type of equity award was determined by the Compensation Committee based on input from FPL and the Chief Executive Officer. Due to the fact that he is scheduled to transition to a consultant on January 1, 2017, Mr. Sweet received only time-based restricted common shares which will vest on January 1, 2017, subject to the terms of the award.

Based on competitive market practices for long-term incentive and equity awards and our compensation strategy, the Compensation Committee established the following equity award grant values for each executive officer for the fiscal year 2015 grants. For all of the NEOs other than Mr. Sweet, the fiscal year 2015 grants were made on March 6, 2015 and the number of shares awarded was determined based on the closing price of the Company’s common shares on the grant date. For Mr. Sweet, his grant of restricted common shares was made on February 19, 2015. Information regarding the equity awards made to the NEOs is set forth in the Grants of Plan-Based Awards in 2015 table of this proxy statement.

Officer	2015 Time-Based Restricted Common Shares ($)	2015 Performance-Based Restricted Stock Units Target Grant ($)	Total Target Grant ($)
John T. Thomas	625,000	757,080	1,382,080
Jeffrey N. Theiler	281,250	326,625	607,875
John W. Sweet, Jr.	500,000	-	500,000
Mark D. Theine	144,000	162,900	306,900
John W. Lucey	144,000	162,900	306,900

Time-Based Restricted Common Shares

The Compensation Committee chose to award restricted common shares because they provide meaningful retentive value to our key executives, help smooth out market volatility and are cost efficient. The time-based restricted common shares vest in full one year after the grant date, so long as the participant remains employed by the Company, except for for Mr. Sweet, whose award will vest on January 1, 2017, subject to the terms of the award.

Performance-Based Restricted Stock Units

Performance-based restricted stock units were granted to each NEO other than Mr. Sweet. The Compensation Committee chose to grant performance-based restricted stock units in order to motivate executives to achieve long-term strategic goals, create long-term shareholder value and provide an incentive to outperform similarly-situated companies as measured by relative total shareholder return.

The performance-based restricted stock units vest after a three-year performance period, if at all, and are payable in common shares based on the number of restricted stock units that actually vest. The extent to which the awards will vest is contingent upon the satisfaction of the following key corporate performance goals: three-year relative and total shareholder return goals, investment grade rating goals and dividend growth rate goals. The Compensation Committee believes that the target performance goals for the performance-based restricted stock unit awards are reasonably attainable, yet provide appropriate incentives for our executives to continue to grow our business, enhance our stock price and dividend payouts to shareholders, and increase our ratings with ratings agencies. The Compensation Committee believes that achievement of maximum performance against the goals would require exceptional corporate and stock price performance over the three-year performance period.

Other Elements of Compensation

In addition to the primary elements of total direct compensation described above, the NEOs are eligible to participate in employee benefits programs generally available to employees, as well as additional programs and benefits described below. Further detail regarding the compensation related to these programs and benefits is provided in the Summary Compensation Table and the All Other Compensation in 2015 table, included in this proxy statement.

Post-Employment Compensation

Severance and change of control benefits are provided to our NEOs pursuant to the terms of their respective employment agreements, as well as under our incentive plans. These benefits are discussed at greater length in the section “Employment Agreements with Named Executive Officers” and “Potential Payments Upon a Change in Control and/or Termination” of this proxy statement.

401(k) Plan

On January 1, 2014, the Company adopted a 401(k) plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Code for all eligible employees. The 401(k) plan allows all eligible employees to contribute up to 100% of their base salary and bonus, up to limits imposed by the Code. The Company adds a cash match to its 401(k) plan for all participants, including those executive officers who participate in the 401(k) plan. The Company matches 100% of the first 3% of compensation deferred as contributions plus 50% of the next 2% deferred as contributions.  The 401(k) plan also allows for discretionary profit sharing contributions. Employer contributions, if any, vest immediately.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan allows all active employees, excluding certain employees who are citizens or residents of a non-U.S. jurisdiction, to purchase our common shares through payroll deductions at a 15% discount to the market price on the last trading day of the six-month purchase period. No plan participant is allowed to purchase more than $25,000 in market value of our common shares under the plan in any calendar year, or own or hold outstanding purchase rights to purchase common shares possessing 5% or more of the total combined voting power of all classes of our capital stock. In fiscal year 2015, all NEOs participated in our Employee Stock Purchase Plan.

Dividends

Our NEOs receive dividends on unvested restricted common share awards, and accumulate dividend equivalents that are paid in cash upon vesting of performance-based restricted stock unit awards. Dividends for 2015 paid on unvested restricted common shares are disclosed in the All Other Compensation in 2015 portion of the Summary Compensation Table, and dividend equivalents are included in the grant date fair value of our performance-based restricted stock units.

Executive Benefits

For 2015, the Company paid the premium for term and whole life insurance policies owned by Mr. Thomas on his own life and provided him with additional health coverage for his family members. In connection with his employment agreement dated February 26, 2016, Mr. Thomas now pays the premium for term and whole life insurance on his own life and the health coverage premiums for his family members. The Company pays the premium for a whole life insurance policy owned by Mr. Sweet on his own life. The Company also provides the other executives of the Company, other than Mr. Thomas, with group life insurance coverage.

Perquisites

Pursuant to the terms of their respective employment agreements, each NEO is entitled to reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors.

Additional Compensation Plan Features and Policies

Clawback Provision (Recovery of Incentive Payments)

Each of our NEOs’ respective employment agreements contains a clawback provision that provides that any compensation paid to the executive is subject to recovery by the Company, and the executive is required to repay such compensation, in the event of a material financial restatement. In addition, the Bonus Plan contains a similar provision that subjects any incentive compensation paid under the Bonus Plan to recovery by the Company in the event of a similar circumstance.

Additionally, the individual award agreements for the performance-based restricted stock units granted under the Equity Plan contain a provision that subjects the awards covered by the agreements to any recoupment or “clawback” policy applied with prospective or retroactive effect.

Stock Ownership Guidelines

The Compensation Committee encourages our executive officers and trustees to own our common shares because we believe such ownership provides strong alignment of interests between executives or trustees and our shareholders. Our stock ownership guidelines recommend that the Chief Executive Officer and other executive officers and trustees achieve the targeted level of ownership within five years of the adoption of the stock ownership guidelines or five years from the date of hire, promotion, appointment or election, as applicable, of such person. Ownership for purposes of these guidelines includes all shares owned by the officer or trustee or an immediate family member sharing the same household, restricted stock, restricted stock units, deferred stock or units, performance-based restricted stock units and all performance stock units for which the performance conditions to vesting have been met. The determination of an individual’s ownership level is reviewed annually. The chart below shows stock ownership guidelines.

Title	Guideline
Chief Executive Officer	Five times base salary
Other Executive Officers	Three times base salary
Non-Employee Trustees	Three times annual cash retainer

Hedging / Pledging Prohibitions and Insider Trading Policy

The Company maintains an insider trading policy that includes prohibitions against various trading activities in relation to the Company’s securities, including prohibitions on trading using material nonpublic information acquired by our employees during the performance of their duties. Employees, including executives, are strongly discouraged from trading in the Company’s securities on a short-term basis, and are encouraged to hold all securities purchased in the open market for a minimum of six months. Additionally, employees, including executives, are strongly discouraged from purchasing the Company’s securities on margin or pledging the Company’s securities as collateral for margin loans, engaging in hedging transactions of any kind, trading in puts, calls, and straddles on the Company’s securities, conducting short sales of the Company’s securities (including corresponding to positions in the Company’s common shares already held by the employee), and maintaining standing or limit orders on the Company’s securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Exchange Act). As a practical matter, the Company’s insider trading policy, including its anti-hedging aspects, prohibits employees from entering into most pledging arrangements.

Under the Company’s insider trading policy, NEOs and other employees with access to material non-public information about the Company or another company are prohibited from engaging in transactions in the Company’s securities during blackout periods (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Exchange Act).

Tax Deductibility Implications of Executive Compensation

The Compensation Committee reviews and considers the deductibility of executive compensation under section 162(m) of the Code, and generally seeks to preserve tax deductions for executive compensation. Nonetheless, certain types of compensation payments and the ability of the Company to deduct the amount of compensation may depend on factors beyond the Compensation Committee’s control, including the timing of an executive officer’s vesting of previously granted awards. Moreover, changes in tax laws or their interpretation and other outside factors may affect the deductibility of certain compensation payments. As a REIT, the Company is not subject to federal income taxes to the extent the Company distributes at least 90% of its REIT taxable income to its shareholders. As a result, the Compensation Committee has awarded compensation, including the 2015 bonuses paid to our NEOs, that is not fully tax deductible when the committee believes that doing so is in the best interests of our shareholders. The Compensation Committee reserves the right to do so in the future. If deductibility of taxable income were to become an issue, the Compensation Committee may consider various alternatives to preserve the deductibility of compensation payments to executive officers and other benefits to the extent reasonably practical and to the extent consistent with the Company’s other compensation objectives. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

Risk Assessment

The Compensation Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and employees generally. The Compensation Committee believes that the Company’s compensation program and policies do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Several features of the Company’s compensation program and policies are designed to reduce the likelihood of excessive risk-taking by employees, including:

•	The three core principles and compensation program elements discussed above are designed to align compensation goals with the interests of our shareholders;

•	Compensation typically consists of a mix of fixed and performance-based compensation, with the performance-based compensation structured to reward both short- and long-term corporate performance;

•
Employment agreements with NEOs as well as our Bonus Plan contain clawback provisions which generally subject compensation paid to our executives to recovery by the Company in the event of material restatements of financial results;

•	A significant portion of our NEOs’ total direct compensation is in the form of equity-based incentive awards that vest over multiple years; and

•	The Compensation Committee exercises discretion in making compensation decisions and may reduce compensation payable to our executives.

Influence of Say on Pay Results on Executive Compensation Decisions

Prior to fiscal year 2015, the Company was considered an “emerging growth company” as defined in the Exchange Act. As a result, the Company was not subject to the advisory vote on executive compensation in fiscal year 2014.

Compensation Committee Report

The Compensation and Nominating Governance Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Nominating Governance Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s Annual Report on 10-K for the year ended December 31, 2015, and in this proxy statement.

Submitted by the Compensation and Nominating Governance Committee of the Board of Trustees

Albert C. Black, Jr., Chairman
Stanton D. Anderson
Governor Tommy G. Thompson

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to or earned by each of the named executive officers listed below.

Name and Principal Position	Year(1)	Salary ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John T. Thomas	2015	$630,769	$1,382,080	$852,000	$122,047	$2,986,896
President and Chief Executive Officer	2014	$504,615	$1,128,813	$605,431	$94,846	$2,333,705
	2013	$175,000	$1,000,000	$150,000	$39,957	$1,364,957
Jeffrey N. Theiler (5)	2015	$375,000	$607,875	$517,500	$58,656	$1,559,031
Executive Vice President and Chief Financial Officer	2014	$143,750	$800,000	$345,011	$48,222	$1,336,983
John W. Sweet Jr.	2015	$255,385	$500,000	$100,000	$93,518	$948,903
Executive Vice President and Chief Investment Officer	2014	$228,846	$338,644	$285,006	$96,589	$949,085
	2013	$96,377	$800,000	$100,000	$33,206	$1,029,583
Mark D. Theine (6)	2015	$249,231	$306,900	$325,440	$37,220	$918,791
Senior Vice President of Asset and Investment Management
John W. Lucey (6)	2015	$240,000	$306,900	$325,440	$21,884	$894,224
Senior Vice President - Principal Accounting and Reporting Officer

(1)
We did not conduct business in our current corporate format prior to the completion of our IPO on July 24, 2013 and did not pay any compensation to any of our named executive officers prior to such time. Accordingly, no compensation policies or objectives governed our named executive officer compensation prior to July 24, 2013.

(2)
Represents the aggregate grant date fair value computed in in accordance with FASB ASC Topic 718 of awards of restricted common shares and awards of performance-based restricted stock units made to the named executive officers, except for Mr. Sweet who received an award of restricted common shares only in 2015. Aggregate grant date fair value reported is based upon the closing price per share on the date of grant, and the amount for performance-based awards reflects the target level. The maximum number of common shares that could be issued under the 2015 performance-based restricted stock unit awards is 3 times the target level, which would result in a value of $1,874,977.02, $843,744.42, $431,965.53 and $431,965.53 to Messrs. Thomas, Theiler, Theine and Lucey, respectively, based on the closing price per share on the date of grant.

(3)
Represents non-equity incentive plan compensation paid to the named executive officers under the Bonus Plan, except for Mr. Sweet. Pursuant to Mr. Sweet’s employment agreement, Mr. Sweet is eligible to receive an annual cash bonus for each calendar year during his employment based upon the achievement of certain performance goals established by our Board or the compensation and nominating governance committee, as the case may be.

(4)	See the “All Other Compensation in 2015” table following the Summary Compensation Table for information with respect to these amounts.

(5)	In accordance with applicable SEC rules, information for Mr. Theiler is for fiscal 2015 and 2014 only because he was not a named executive officer as of December 31, 2013.

(6)
In accordance with applicable SEC rules, information for Mr. Theine and Mr. Lucey is for fiscal 2015 only because each of Mr. Theine and Mr. Lucey were not named executive officers as of December 31, 2014.

All Other Compensation in 2015

The following table sets forth certain information with respect to the “All Other Compensation” column of the Summary Compensation Table for 2015 for the named executive officers.

Name	Dividends ($)(1)	Insurance Premiums ($)(2)	Professional Services ($)(3)	Other ($)(4)	401(k) Matching Contributions ($)(5)	Total ($)
John T. Thomas	$80,586	$15,415	$8,908	$6,538	$10,600	$122,047
Jeffrey N. Theiler	$48,056	—	—	—	$10,600	$58,656
John W. Sweet Jr.	$72,352	$10,566	—	—	$10,600	$93,518
Mark D. Theine	$25,220	—	$1,400	—	$10,600	$37,220
John W. Lucey	$10,384	—	$900	—	$10,600	$21,884

(1)
Represents the $0.225 per share dividends for the quarterly periods ended March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, each of which is payable on unvested restricted common shares owned by each named executive officer, but excludes dividend equivalent rights credited to unvested performance-based restricted stock units, which were previously factored into the grant date fair value for such performance-based restricted stock units.

(2)	Represents the dollar value of insurance premiums paid by the Company during 2015 with respect to life insurance for the benefit of Mr. Thomas and Mr. Sweet, respectively.

(3)	Represents professional expenses from certain professional advisors including tax, investment and accounting services.

(4)	Represents additional health insurance coverage provided to family members of Mr. Thomas.

(5)	Represents matching contributions by us to the 401(k) plan for each of the named executive officers.

2015 Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the named executive officers in 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Date Grant Approved	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
John T. Thomas
	3/6/2015	3/3/2015							39,382	625,000
	3/6/2015	3/3/2015				19,691	39,382	118,146		757,080
		3/3/2015	$300,000	$600,000	$900,000

Jeffrey N. Theiler
	3/6/2015	3/3/2015							17,722	281,250
	3/6/2015	3/3/2015				8,861	17,722	53,166		326,625
		3/3/2015	$187,500	$281,250	$562,500

John W. Sweet Jr.
	2/19/2015	2/18/2015							30,506	500,000
		3/3/2015	$50,000	$75,000	$100,000

Mark D. Theine
	3/6/2015	3/3/2015							9,073	144,000
	3/6/2015	3/3/2015				4,537	9,073	27,219		162,900
		3/3/2015	$120,000	$144,000	$360,000

John W. Lucey
	3/6/2015	3/3/2015							9,073	144,000
	3/6/2015	3/3/2015				4,537	9,073	27,219		162,900
		3/3/2015	$120,000	$144,000	$360,000

(1)
These columns show the threshold, target and maximum amount of cash payouts under the Company’s Bonus Plan to each of the named executive officers, except that under the terms of his employment agreement, Mr. Sweet’s award is based upon the achievement of certain performance goals established by our Board or the compensation and nominating governance committee, as the case may be. The business measurements and performance goals for determining the payouts under the Bonus Plan and with respect to the awards are described in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)
These columns show the threshold, target and maximum number of common shares that could be issued in connection with performance-based restricted stock units granted in 2015 under the Company’s 2013 Equity Incentive Plan to each of the named executive officers, other than Mr. Sweet. The exact number of shares to be issued depends upon, among other things, the Company’s financial performance, as described in the “Compensation Discussion and Analysis” section of this proxy statement. Subject to continued service of the named executive officer, the shares, if any, will be issued following the performance period end date of December 31, 2017.

(3)
Represents restricted common shares granted under the Company’s 2013 Equity Incentive Plan, which vested on March 6, 2016 and are reflected using the grant date per share price of $15.87, except with respect to restricted common shares granted to Mr. Sweet, which will vest on January 1, 2017 and are reflected using the grant date per share price of $16.39.

(4)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. Performance-based restricted stock units are reflected at target value.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth all outstanding equity awards held by each of our named executive officers as of December 31, 2015, including any unvested restricted common shares and performance-based restricted stock units with performance and/or service conditions that had not yet been satisfied as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John T. Thomas	68,366	1,152,651	229,506	3,869,471
Jeffrey N. Theiler	41,313	696,537	53,166	896,379
John W. Sweet Jr.	88,018	1,483,983	33,408	563,259
Mark D. Theine	20,668	348,462	38,355	646,665
John W. Lucey	11,247	189,624	38,355	646,665

(1)
Represents restricted common shares granted under the 2013 Equity Incentive Plan which (i) with respect to Messrs. Thomas, Theine and Lucey, vest on March 26, 2016 and July 24, 2016, (ii) with respect to Mr. Theiler, vest on March 6, 2016, July 7, 2016, and July 7, 2017, and (iii) with respect to Mr. Sweet, vest on January 1, 2017, in each case subject to continued employment with the Company or a subsidiary of the Company on the applicable vesting date.

(2)
The market value of restricted common shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price per share of our common shares on December 31, 2015, which was $16.86.

(3)
Represents a number of performance-based restricted stock units underlying the performance-based awards granted (i) to each of Messrs. Thomas, Sweet, Theine and Lucey in 2014, and (ii) to each of Messrs. Thomas, Theiler, Theine and Lucey in 2015, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant.  As of December 31, 2015, actual performance for the performance-based awards was between target and maximum level; therefore, the number of common shares for these performance-based awards corresponds to the number of common shares that would be issued at the maximum performance level of 300%. The actual number of common shares, if any, to be issued and actual payout value of unvested common shares with respect to the performance-based awards will be determined based on achievement of performance criteria over a three year performance period, subject to the terms of the grant of such awards.

(4)
The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price per share of our common shares on December 31, 2015, which was $16.86.

2015 Option Exercises and Stock Vested Table

The following table contains information about the vesting of awards of restricted common shares held by the named executive officers in 2015.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
John T. Thomas	66,106	1,078,809
Jeffrey N. Theiler	33,026	531,058
John W. Sweet Jr.	—	—
Mark D. Theine	15,306	246,663
John W. Lucey	5,886	96,315

(1)
If a named executive officer used share withholding to satisfy the tax obligations with respect to the vesting of restricted common shares, the number of shares acquired and the value realized were less than the amounts shown.

(2)
Represents restricted common shares that vested in July 2015 and restricted common shares that vested in March 2015, except for Mr. Theiler. For Mr. Theiler, represents restricted common shares that vested in July 2015 only.

(3)	Value realized upon vesting is based on the closing price per share of the Company’s common stock on the vesting date.

Employment Agreements with Named Executive Officers

The Company has entered into employment agreements with our named executive officers, as summarized individually below. The employment agreements for each named executive officer have been publicly filed with the SEC. The Company does not maintain a separate severance or change in control agreement or policy that would apply to the named executive officers.

Employment Agreement with John T. Thomas

Pursuant to our employment agreement, as amended and restated, with Mr. Thomas, he agreed to serve as our President and Chief Executive Officer until February 26, 2019, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions. The employment agreement provides that Mr. Thomas is entitled to an annual base salary of $700,000, subject to such annual increases as the compensation and nominating governance committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives, other than the Company’s group life insurance plans. Mr. Thomas is entitled to receive an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion.  Mr. Thomas’ employment agreement provides that the compensation and nominating governance committee may use its discretion in setting the amount of the annual bonus paid to Mr. Thomas.

Mr. Thomas’ employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by Mr. Thomas if without “good reason;” however, upon such termination of employment, Mr. Thomas will be entitled to receive (i) his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods ending before the termination date (collectively, the “Accrued Obligations”), payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) any nonforfeitable benefits payable to him under any deferred compensation, incentive, or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan (“Nonforfeitable Benefits”).

If Mr. Thomas’ employment is terminated by us without “cause” or by Mr. Thomas for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the then current term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Thomas’ continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Thomas under the 2013 Equity Incentive Plan would become fully vested at the maximum level of achievement of the performance goals under the award, if applicable, and, in the case of options, exercisable in full, and Mr. Thomas would be entitled to continue coverage, at our expense, under any health insurance programs which were maintained by us and that he participated in at the time of his termination for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, within 12 months following a change in control, if Mr. Thomas’ employment is involuntarily terminated (except by us for “cause”), terminated by Mr. Thomas for “good reason”, or the Company gives notice of non-renewal of his employment agreement such that his employment terminates within such 12 month period, then in lieu of the severance pay amount described above, Mr. Thomas would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to three times the sum of (i) his base salary as in effect at the time of the change in control, and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; provided that each lump sum severance payment will be reduced on a dollar-for-dollar basis by any portion of such payment received or receivable by him from any successor to the Company if such reduction does not otherwise affect the time of payment of such lump sum severance pursuant to the terms of his employment agreement. Additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months.

If Mr. Thomas’ employment were terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Thomas during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Thomas incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay.

Mr. Thomas’ employment agreement contains non-competition and non-solicitation restrictive covenants which apply during the term of the agreement and for one year following his termination, and a non-disparagement restrictive covenant that applies during and after the term of his employment with the Company (the “Restrictive Covenants”).

For purposes of Mr. Thomas’ employment agreement, “cause” is limited to: (i) his engaging in any act of fraud, dishonesty, theft, misappropriation or embezzlement of funds or misrepresentation with respect to us; (ii) his conviction or plea of no contest with respect to any felony or other crime involving moral turpitude; (iii) his material breach of his obligations under the employment agreement or his refusal to perform his job duties as directed by our Board, which he failed to cure within 30 days after receiving written notice from our Board specifying the alleged breach; (iv) violation of any material duty or obligation to us or of any direction or any rule or regulation reasonably established by our Board, which he failed to cure within 30 days after receiving written notice from our Board specifying the alleged violation; or (v) insubordination or misconduct in the performance of, or neglect of, his duties which he failed to cure within 30 days after receiving written notice from our Board specifying the alleged insubordination, misconduct, or neglect.

“Good Reason” is defined as any of the following occurrences (without his consent): (i) assignment to a position other than Chief Executive Officer (other than for “cause” or by reason of his “disability”) or assignment of duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in his authority, duties or responsibilities; (ii) receipt of direction to report to anyone other than our Board if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom he is required to report; (iii) a relocation of the Company’s executive offices in Wisconsin to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from his residence at the time of relocation; (iv) a material diminution in his base compensation; (v) a failure by the Company (A) to continue any bonus, incentive or material compensatory plan, program or arrangement in which he is entitled to participate (the “Existing Bonus Plans”), provided that any such Existing Bonus Plans may be modified at the Company’s discretion from time to time but shall be deemed terminated in certain circumstances more specifically set forth in the employment agreement; (vi) any material breach by the Company of any provision of his employment agreement; or (vii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to him upon the successor becoming such, the obligations of the Company under his employment agreement.

“Change in control” and “Disability” have the meanings set forth in his employment agreement.

Employment Agreement with Jeffrey N. Theiler

Pursuant to our employment agreement with Mr. Theiler, he agreed to serve as our Executive Vice President and Chief Financial Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions. The employment agreement provides that Mr. Theiler is entitled to an annual base salary of $300,000, subject to such annual increases as the compensation and nominating governance committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Theiler has an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion. Mr. Theiler’s employment agreement provides that the compensation and nominating governance committee may use its discretion in setting the amount of the annual bonus paid to Mr. Theiler.

Mr. Theiler’s employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by Mr. Theiler if without “good reason;” however, upon such termination of employment, Mr. Theiler would be entitled to receive (i) the Accrued Obligations, payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Theiler’s employment were terminated by us without “cause” or by Mr. Theiler for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to 24 months; and (ii)  annual bonuses that would have been earned based solely on Mr. Theiler’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Theiler under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Theiler would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Theiler’s employment is involuntarily terminated (except by us for “cause”) or terminated by Mr. Theiler for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Theiler would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. Mr. Theiler’s employment agreement also contains the Restrictive Covenants.

If Mr. Theiler’s employment is terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits and, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Theiler during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Theiler incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay.

“Cause” and “disability” have the same definitions as those terms in Mr. Thomas’ employment agreement. For purposes of Mr. Theiler’s employment agreement, “good reason” is defined as any of the following occurrences (without his consent): (i) being assigned to a position other than Executive Vice President (other than for “cause” or by reason of his “disability”) or assigned duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in his authority, duties or responsibilities; or (ii) being directed to report to anyone other than our President and Chief Executive Officer if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom he is required to report; provided that he has notified us within the first 90 days following the initial date of such change in assignment or reporting duties that he regards such change in assignment or reporting duties as grounds justifying his resignation for “good reason” and we have failed to cure such change in assignment or reporting duties within 90 days following receipt of such notice; and provided further that he resigns for “good reason” within six months following the initial existence of a change in assignment or reporting duties that constitute “good reason.”

“Change in Control” has the meaning set forth in the 2013 Equity Incentive Plan, which has been publicly filed with the SEC.

Employment Agreement with John W. Sweet Jr.

Pursuant to our employment agreement, as amended and restated, with Mr. Sweet, he agreed to serve as our Executive Vice President and Chief Investment Officer until January 1, 2017, and to subsequently serve as a consultant to the Company from January 1, 2017 to January 1, 2018, unless earlier terminated in accordance with the employment agreement’s provisions. During each year of Mr. Sweet’s employment as our Executive Vice President and Chief Investment Officer from January 1, 2015 to January 1, 2017, his employment agreement provides that he is entitled to: (i) an annual base salary of $245,000, subject to such annual increases as the compensation and nominating governance committee may approve; (ii) reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors; (iii) an award of restricted stock units under the 2013 Equity Incentive Plan for that number of shares that has a fair market value of $500,000 based upon performance or service goals established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion; and (iv) other benefits generally available to other employees and our other executives. During Mr. Sweet’s service as our Executive Vice President and Chief Investment Officer, his employment agreement further provides that he has an annual cash bonus opportunity in an amount ranging from $50,000 to $100,000 based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion. During Mr. Sweet’s service as a consultant to the Company from January 1, 2017 to January 1, 2018, he will receive a consulting fee at a rate of $75,000 per annum (the “Consulting Fee”).

Mr. Sweet’s employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by Mr. Sweet if without “good reason;” however, upon such termination of employment, Mr. Sweet would be entitled to receive (i) the Accrued Obligations or the Consulting Fee accrued through the date of termination, as applicable, in each case payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Sweet’s employment were terminated by us without “cause” or by Mr. Sweet for “good reason,” then he would be entitled to the Accrued Obligations or the Consulting Fee accrued through the date of termination, as applicable, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary or the Consulting Fee, whichever is applicable, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Sweet’s continued employment for the remainder of the term of the employment agreement, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Sweet under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Sweet would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Sweet’s employment is involuntarily terminated (except by us for “cause”) or terminated by Mr. Sweet for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Sweet would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary or the Consulting Fee, as applicable, and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months.

If Mr. Sweet’s employment is terminated due to his “disability,” then he would be entitled to the Accrued Obligations or the Consulting Fee accrued through the date of termination, as applicable, Nonforfeitable Benefits and, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary or the Consulting Fee, as applicable, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Sweet during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Sweet incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay.

“Cause” and “disability” have the same definitions as those terms in Mr. Thomas’ employment agreement, and “change in control” and “good reason” have the same definitions as those terms in Mr. Theiler’s employment agreement, except that “good reason” will exist if Mr. Sweet is assigned to a position other than Executive Vice President and Chief Investment Officer before January 1, 2017 or if he is directed to report to anyone other than to our President and Chief Executive Officer. Mr. Sweet’s employment agreement also contains the Restrictive Covenants.

Employment Agreement with Mark D. Theine

Pursuant to our employment agreement, as amended and restated, with Mr. Theine, he agreed to serve as our Senior Vice President of Asset and Investment Management for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions. The employment agreement provides that Mr. Theine is entitled to an annual base salary of $150,000, subject to such annual increases as the compensation and nominating governance committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Theine has an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion. Mr. Theine’s employment agreement provides that the compensation and nominating governance committee may use its discretion in setting the amount of the annual bonus paid to Mr. Theine.

Mr. Theine’s employment agreement provides equivalent terms and conditions as those set forth in Mr. Theiler’s employment agreement with respect to payments and other benefits owed to Mr. Theine in the event of termination of his employment agreement by us for “cause,” by Mr. Theine without “good reason,” by us without “cause,” by Mr. Theine for

“good reason” (except that, in the event of termination without cause or for good reason, the portion of his severance pay determined in relation to his salary will be paid for a period equal to the remainder of the term of the employment agreement or 24 months, whichever is greater), due to involuntary termination (except by us for “cause”), by Mr. Theine for “good reason” within 12 months following a change in control, or due to his “disability.”

“Cause” and “disability” have the same definitions as those terms in Mr. Thomas’ employment agreement, and “change in control” and “good reason” have the same definitions as those terms in Mr. Theiler’s employment agreement, except that “good reason” will exist if Mr. Theine is assigned to a position other than Senior Vice President or if he is directed to report to anyone other than to our President and Chief Executive Officer. Mr. Theine’s employment agreement also contains the Restrictive Covenants.

Employment Agreement with John W. Lucey

Pursuant to our employment agreement, as amended and restated, with Mr. Lucey, he agreed to serve as our Senior Vice President - Principal Accounting and Reporting Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions. The employment agreement provides that Mr. Lucey is entitled to an annual base salary of $150,000, subject to such annual increases as the compensation and nominating governance committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Lucey has an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion. Mr. Lucey’s employment agreement provides that the compensation and nominating governance committee may use its discretion in setting the amount of the annual bonus paid to Mr. Lucey.

Mr. Lucey’s employment agreement provides equivalent terms and conditions as those set forth in Mr. Theiler’s employment agreement with respect to payments and other benefits owed to Mr. Lucey in the event of termination of his employment agreement by us for “cause,” by Mr. Lucey without “good reason,” by us without “cause,” by Mr. Lucey for “good reason” (except that, in the event of termination without cause or for good reason, the portion of his severance pay determined in relation to his salary will be paid for a period equal to the remainder of the term of the employment agreement or 24 months, whichever is greater), due to involuntary termination (except by us for “cause”), by Mr. Lucey for “good reason” within 12 months following a change in control, or due to his “disability.”

“Cause” and “disability” have the same definitions as those terms in Mr. Thomas’ employment agreement, and “change in control” and “good reason” have the same definitions as those terms in Mr. Theiler’s employment agreement, except that “good reason” will exist if Mr. Lucey is assigned to a position other than Senior Vice President or if he is directed to report to anyone other than to our Chief Financial Officer. Mr. Lucey’s employment agreement also contains the Restrictive Covenants.

Potential Payments Upon a Change in Control and/or Termination

The employment agreements with each of our named executive officers provide for certain payments and benefits to the named executive officers in the event of termination either in connection with a change in control or during normal course of business. The material terms of these post-employment arrangements are set forth in the above section “Employment Agreements with Named Executive Officers.”

The Company’s Bonus Plan does not include a change of control provision under which the named executive officer would be paid a bonus for that year upon the occurrence of a change of control. However, in order for an executive officer to be paid a bonus under the Bonus Plan, the executive officer must be employed by us on the last day of the performance period for which the incentive bonus is otherwise payable, which would be December 31 of the applicable year. If the officer were terminated following a change of control but prior to the year end, no bonus would be payable under the Bonus Plan for that year; however, under the terms of the executive officer’s employment agreement, the officer would receive a lump sum cash payment corresponding to the amount designated in the applicable employment agreement.

The following tables estimate the payments required to be made to each named executive officer in connection with (i) a termination of employment upon specified events or (ii) a change in control assuming a $16.86 per share price for the Company’s common shares, which represents the closing market price on December 31, 2015. The amounts shown also assume that the termination or change in control was effective December 31, 2015, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers. Therefore, the amounts shown do not reflect, for instance, any changes to base salaries or bonus targets effective in 2016, changes in the cost of health benefit plans, equity grants or equity that vested following December 31, 2015. The actual amounts paid can only be determined at the time of the termination of the named executive officer’s employment or a change in control. The terms “Cause,” “Good Reason,” and “Disability” have the meanings in the individual employment agreements described above.

Mr. Thomas

Executive Benefits and Payments Upon Separation or Change in Control (1)	Qualifying Termination Change in Control ($)(2)	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason ($)	Termination due to Disability ($)
Salary or Severance Pay	2,949,300	16,153	2,716,153	616,153
Bonus	285,000	285,000	285,000	285,000
Accelerated Vesting of Unvested Equity Compensation	5,022,122	—	5,022,122	—
Health Coverage	25,830	—	17,220	—
Other	312,887	—	312,887	—
Total	8,595,139	301,153	8,353,382	901,153

(1)	Mr. Thomas’ respective amounts are calculated as if his amended and restated employment agreement, entered into on February 26, 2016, was in effect as of December 31, 2015.

(2)	“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.

Mr. Theiler

Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($) (1)	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason ($)	Termination due to Disability ($)
Salary or Severance Pay	1,050,780	5,769	1,130,769	380,769
Bonus	173,500	173,500	173,500	173,500
Accelerated Vesting of Unvested Equity Compensation	1,592,916	—	1,592,916	—
Health Coverage	31,824	—	21,216	—
Other	47,849	—	47,849	—
Total	2,896,869	179,269	2,966,250	554,269

(1)	“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.

Mr. Sweet

Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($) (1)	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason ($)	Termination due to Disability ($)
Salary or Severance Pay	844,487	8,481	548,481	253,481
Bonus	100,000	100,000	100,000	100,000
Accelerated Vesting of Unvested Equity Compensation	2,047,242	—	2,047,242	—
Health Coverage	44,244	—	29,496	—
Other	60,134	—	60,134	—
Total	3,096,107	108,481	2,785,353	353,481

(1)	“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.

Mr. Theine

Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($) (1)	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason ($)	Termination due to Disability ($)
Salary or Severance Pay	795,619	16,615	616,615	256,615
Bonus	109,440	109,440	109,440	109,440
Accelerated Vesting of Unvested Equity Compensation	995,128	—	995,128	—
Health Coverage	8,262	—	5,508	—
Other	44,542	—	44,542	—
Total	1,952,991	126,055	1,771,233	366,055

(1)	“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.

Mr. Lucey

Executive Benefits and Payments Upon Separation or Change in Control	Qualifying Termination Change in Control ($) (1)	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason ($)	Termination due to Disability ($)
Salary or Severance Pay	783,619	4,615	604,615	244,615
Bonus	109,440	109,440	109,440	109,440
Accelerated Vesting of Unvested Equity Compensation	836,290	—	836,290	—
Health Coverage	27,900	—	18,600	—
Other	44,542	—	44,542	—
Total	1,801,791	114,055	1,613,487	354,055

(1)	“Qualifying Termination” means termination by the Company (or its successor) without Cause or by the officer for Good Reason within 12 months following a Change in Control.

Equity Compensation Plan Information

The table below presents information as of December 31, 2015 for the 2013 Equity Incentive Plan and the Employee Stock Purchase Plan. The Company does not have any equity compensation plans that have not been approved by shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	433,746	(1)	—	1,693,160	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	433,746		—	1,693,160

(1)
Includes (i) performance-based restricted stock units reflected at the maximum performance level granted to our officers under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant and (ii) time-based restricted stock units granted to our non-employee trustees under the 2013 Equity Incentive Plan. Performance-based restricted stock units are reflected at maximum levels for each of the awards because actual performance through December 31, 2015 was either at maximum level or between target and maximum levels for each of the awards under the 2013 Equity Incentive Plan.

The actual number of performance-based restricted stock units granted has not been determined and will be determined based on the Company’s performance over the 3-year performance periods applicable to each award.

(2)	Represents 1,450,745 shares under the 2013 Equity Incentive Plan and 242,415 shares under the 2015 Employee Stock Purchase Plan available for future issuance.

2015 NON-EMPLOYEE TRUSTEE COMPENSATION

Trustees who are also employees of the Company receive no additional compensation for serving on the Board of Trustees. For fiscal 2015, each of our non-employee trustees received an annual cash retainer of $60,000.  Our lead independent trustee serves as Chairman of the Board and received an additional annual cash retainer of $65,000. The Chair of the audit committee received an additional annual cash retainer of $40,000, and the Chairs of the compensation and nominating governance committee and the finance and investment committee, respectively, received an additional annual cash retainer of $20,000.

The equity-based compensation paid to our non-employee trustees in 2015 consisted of time-based restricted stock units granted pursuant to our 2013 Equity Incentive Plan. Restricted stock units granted to our non-employee trustees generally vest in two equal annual installments, beginning on the first anniversary of the grant date.

The following table sets forth the compensation earned by each non-employee trustee for service during our fiscal year ended December 31, 2015.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Tommy G. Thompson (5)	125,000	150,000	14,492	289,492
Stanton D. Anderson (5)	100,000	100,000	11,238	211,238
Mark A. Baumgartner (5)	80,000	100,000	11,238	191,238
Albert C. Black, Jr. (5)	80,000	100,000	11,238	191,238
Richard A. Weiss (5)	60,000	100,000	11,238	171,238
William A. Ebinger, M.D. (5)	60,000	100,000	11,238	171,238

(1)	Represents the cash portion of the annual board fees and chair fees.

(2)
This column represents the aggregate grant date fair value of time-based restricted stock units computed in accordance with FASB ASC Topic 718. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee trustees.

(3)
Each of our non-employee trustees other than Governor Thompson received a grant of 6,301 time-based restricted stock units and Governor Thompson received a grant of 9,452 time-based restricted stock units (collectively, the “Trustee Awards”).  The Trustee Awards were granted pursuant to our 2013 Equity Incentive Plan. The Trustee Awards vest in two equal installments on the first and second anniversary of the date of grant.

(4)
Represents the dollar value of the $0.225 per share dividend equivalents credited with respect to unvested time-based restricted stock units and the $0.225 per share dividends accrued on restricted common shares for the quarterly periods ended March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, each of which is payable subject to the terms of the award.

(5)
As of December 31, 2015, each non-employee trustee held 2,899 restricted common shares, and the number of unvested time-based restricted stock units held by each non-employee trustee was as follows: Governor Thompson held 9,452 unvested time-based restricted stock units, and Messrs. Anderson, Black, Weiss, Baumgartner and Dr. Ebinger each held 6,301 unvested time-based restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

We have adopted a related person transaction policy, which provides that we will not enter into any transaction required to be disclosed under Item 404 of Regulation S-K unless the compensation and nominating governance committee reviews and approves or ratifies such transaction in accordance with such policy.  The compensation and nominating governance committee consists of Messrs. Black and Anderson and Governor Thompson.

Related person transactions generally are identified in:

•	questionnaires annually distributed to our trustees and executive officers; and

•	communications made directly by the related person to the principal financial officer, the principal accounting officer or, if neither are available, an officer of a similar position.

In the course of its review and approval or ratification of a disclosable related party transaction, the compensation and nominating governance committee will consider all relevant factors, including whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the compensation and nominating governance committee will consider the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

The compensation and nominating governance committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the committee may request that the full Board consider the approval or ratification of any related person transaction if it deems advisable.

Finally, it is our policy to make disclosures regarding any transactions in which we participate and in which any related person has a direct or indirect material interest and the amount involved exceeds $120,000 to the extent required by SEC rules. The related person transaction policy is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the audit committee with respect to the Company’s audited consolidated and combined financial statements for the fiscal year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed these audited financial statements with management of the Company.

The audit committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Trustees

Stanton D. Anderson, Chairman
William A. Ebinger, M.D.
Richard A. Weiss

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”)  as the Company’s independent registered public accounting firm for fiscal 2016. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Changes in Certifying Accounting

The audit committee conducted a competitive process to determine the Company’s independent registered public accounting firm for fiscal 2014. The audit committee invited several international public accounting firms to participate in this process, including Plante & Moran, PLLC (“Plante Moran”), the Company’s independent registered public accounting firm for fiscal 2013.  On April 4, 2014, the audit committee approved the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2014 as a result of this process.  The reports of Plante Moran on the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 and on the combined financial statements of the historical business and operations of four healthcare real estate funds classified for accounting purposes as the Company’s “Predecessor” (which is not a legal entity and is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company that owned directly or indirectly interests in entities that owned the initial properties the Company acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions) for the fiscal year ended December 31, 2012 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Predecessor’s fiscal year ended December 31, 2012 and the Company’s fiscal year ended December 31, 2013, and through April 4, 2014, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Plante Moran, would have caused Plante Moran to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) except for the material weakness discussed below, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). As previously disclosed, in connection with the audit of the combined financial statements of our Predecessor for the fiscal year ended December 31, 2012 (which fiscal year end pre-dated the Company’s initial public offering and related formation transactions), Plante Moran identified a material weakness in our internal control over financial reporting. The issues identified by Plante Moran related to the timing of data collection from our property managers, resulting in a limited amount of review of this financial information by our Predecessor’s management, and a recommendation to adopt formal procedures and process to identify potential impairment issues of the Predecessor’s properties. The Company has already taken steps to address these data collection and controls with the Company’s property managers, and implement formal procedures and processes to adequately review this financial information in order to have a formal procedure and process to identify potential impairment issues, if any, with the Company’s properties going forward. The audit committee has discussed these matters with Plante Moran and the Company has authorized Plante Moran to respond fully to any inquiries by Ernst & Young.

The Company provided Plante Moran with a copy of the above disclosures and requested that Plante Moran provide the Company with a letter addressed to the SEC stating whether or not Plante Moran agrees with the above disclosures. A copy of Plante Moran’s letter, dated April 4, 2014, was attached as Exhibit 16.1 to the Company’s Form 8-K filed on April 7, 2014.

During the Company’s fiscal years ended December 31, 2013 and 2012, and through April 4, 2014, neither the Company nor anyone acting on its behalf consulted Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s financial statements, and neither a written report or oral advice was provided to the Company by Ernst & Young that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young was the Company’s independent registered public accounting firm for fiscal 2015 and 2014, and Plante Moran was the Company’s independent registered public accounting firm for fiscal 2013. The aggregate fees billed for professional services by Ernst & Young in fiscal 2015 and 2014, and Plante Moran in fiscal 2015 and 2014, were as follows:

 Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s consolidated and combined financial statements included in the Company’s annual report, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $710,000 and $491,500 for the years ended December 31, 2015 and December 31, 2014, respectively.

The aggregate fees billed for professional services rendered by Plante Moran for the audit of the Company’s consolidated and combined financial statements included in the Company’s annual report, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $21,160 and $259,797 for the years ended December 31, 2015 and December 31, 2014, respectively.

Audit Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s consolidated and combined financial statements and are not reported under “Audit Fees” above were approximately $272,000 and $125,000 for the years ended December 31, 2015 and December 31, 2014, respectively. Audit related services included services for matters such as audits of equity offerings, acquisitions and other domestic services.

The aggregate fees billed for assurance and related services by Plante Moran that are reasonably related to the performance of the audit or review of the Company’s consolidated and combined financial statements and are not reported under “Audit Fees” above were approximately $38,349 and $34,613 for the years ended December 31, 2015 and December 31, 2014, respectively. Audit related services included services for matters such as audits of equity offerings, acquisitions and other domestic services.

Tax Fees. The aggregate fees billed for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning were approximately $244,330 and $5,750 for the years ended December 31, 2015 and December 31, 2014, respectively. Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

The aggregate fees billed for professional services rendered by Plante Moran for tax compliance, tax advice and tax planning were approximately $57,829 and $212,046 for the years ended December 31, 2015 and December 31, 2014, respectively. Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees. The aggregate fees billed for other professional services rendered by Ernst & Young were $0 and $0 during fiscal 2015 and 2014, respectively.  The aggregate fees billed for other professional services rendered by Plante Moran were $0 and $0 during fiscal 2015 and 2014, respectively.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has established a pre-approval policy under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the audit committee. The audit committee’s pre-approval policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the audit committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the audit committee specifically provides for a different period. The audit committee will revise the list of pre-approved services from time to time, based on subsequent determinations. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be specifically pre-approved by the audit committee. The pre-approval policy also provides that the audit committee may delegate pre-approval authority to the Chairman of the audit committee provided that the decision to pre-approve is communicated to the full audit committee at its next meeting.

The services performed by Ernst & Young in fiscal 2015 and 2014 and Plante Moran in fiscal 2014 were pre-approved in accordance with the audit committee’s pre-approval policy.

Required Vote

Ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of all of the votes cast on Proposal 2 at the Annual Meeting in person or by proxy.  Votes cast does not include abstentions, and therefore, abstentions will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum.  Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter.  You may vote “FOR”, “AGAINST” or “ABSTAIN.”

Shareholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote “FOR” ratification of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2016.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The compensation and nominating governance committee of the Board periodically reviews the compensation programs for our named executive officers to ensure they align our executive compensation programs with our shareholders’ interests and current market practices. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are pay-for-performance based, and are designed to align our executives’ interests with our shareholders’ interests. We believe that our compensation programs, with their balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over a period of years) reward sustained performance that is aligned with long-term shareholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast on Proposal 3 at the Annual Meeting in person or by proxy. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. As an advisory vote, the result will not be binding on the Board or the compensation and nominating governance committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation and nominating governance committee will review and consider when considering our executive compensation program.

The Board recommends a vote “FOR” the approval of the advisory vote on our executive compensation as discussed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our shareholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 above. In addition to providing shareholders with the opportunity to cast a non-binding, advisory vote on executive compensation, this year we are providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

While our compensation strategies are related to both short-term and longer-term business performance and outcomes, compensation decisions are made annually. An annual advisory vote on named executive officer compensation will provide us with more frequent feedback on our compensation decisions and named executive officer compensation programs. The Board has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that shareholders vote for future advisory votes on named executive officer compensation to occur each year.

Required Vote

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for approval of one of the alternatives of every year, every two years or every three years on the frequency of the advisory vote on executive compensation. Votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. Because this vote is advisory, it will not be binding on the Board. However, the Board and compensation and nominating governance committee will consider the outcome of the shareholder vote, along with other relevant factors, in determining the frequency of the advisory “say-on-pay” vote.

The Board recommends that you select “1 YEAR” as the desired frequency of the advisory vote on executive compensation under the “say-on-pay” rules.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.